Exhibit 10.1

US$2,000,000,000 FACILITY AGREEMENT

dated 20 November 2018

(as amended and restated on 11 September 2020,

as further amended and restated on 30 November 2022 and

as further amended and restated on ___11 May___ 2023)

for

SANDS CHINA LTD.

as the Company

arranged by

THE ENTITIES LISTED IN PART 1 OF SCHEDULE 1

as Global Coordinators and/or Joint Lead Arrangers

with

BANK OF CHINA LIMITED, MACAU BRANCH

(a company incorporated in the PRC with limited liability,

with head office in Beijing and permanent representation in Macau)

acting as Agent

26.	Sharing among the Finance Parties	112

SECTION 10 ADMINISTRATION		114

27.	Payment Mechanics	114

28.	Set-off	119

29.	Notices	119

30.	Calculations and Certificates	121

31.	Partial Invalidity	122

32.	Remedies and Waivers	122

33.	Amendments and Waivers	122

34.	Confidential Information	127

35.	Confidentiality of Funding Rates	131

36.	Counterparts	133

SECTION 11 GOVERNING LAW AND ENFORCEMENT		134

37.	Governing Law	134

38.	Enforcement	134

Schedule 1 The Original Parties		135

Schedule 2 Conditions Precedent		141

Schedule 3 Requests		143

Schedule 4 Form of Transfer Certificate		144

Schedule 5 Form of Assignment Agreement		146

Schedule 6 Form of Compliance Certificate		149

Schedule 7 Timetables		150

Schedule 8 Subsidiaries		151

Schedule 9 Additional Covenants		153

Schedule 10 Form of Quarterly Financial Statements		159

Schedule 11 Cotai Plan		160

Schedule 12 List of financial institutions		163

Schedule 13 Forms of Increase		164

THIS AGREEMENT is dated ___20 November___ 2018, as amended and restated on 11 September 2020, as further amended and restated on 30 November 2022 and as further amended and restated on ___11 May___ 2023 and made between:

(1)

SANDS CHINA LTD., an exempted company incorporated in the Cayman Islands with limited liability with registration number 228336 and its registered address at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005 as borrower (the “Company”);

(2)

THE ENTITIES listed in Part I of Schedule 1 (The Original Parties) as global coordinators and joint lead arrangers and THE ENTITIES listed in Part I of Schedule 1 (The Original Parties) as joint lead arrangers (each an “Arranger” and together, the “Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(4)

BANK OF CHINA LIMITED, MACAU BRANCH (a company incorporated in the PRC with limited liability, with head office in Beijing and permanent representation in Macau) as agent of the Finance Parties (other than itself) (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2023 Extension Amendment Agreement” means the extension amendment agreement dated ___11 May___ 2023 and entered into between the Company and the Agent (on behalf of the Lenders who have elected to extend the Termination Date with respect to their respective Commitments subject to the terms set out in such extension amendment agreement upon the request of the Company in the 2023 Request Letter) pursuant to Clause 8.3 (Extension amendment).

“2022 Request Letter” means the waiver extension and amendment request letter dated 10 November 2022 from the Company and countersigned on 30 November 2022 by the Agent (acting on the instructions of the Majority Lenders).

“2023 Request Letter” means the extension and amendment request letter dated 28 March 2023 from the Company delivered pursuant to Clause 8.1 (Request for extension).

“2022 Restatement Effective Date” means the “Effective Date” as defined in the 2022 Request Letter, being 30 November 2022.

“2023 Restatement Effective Date” means the “Effective Date” as defined in the 2023 Extension Amendment Agreement, being 31 July 2023.

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by S&P or Fitch or Baa2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency.

“Additional Commitment Lender” has the meaning assigned to such term in Clause 8.2 (Election to Extend).

“Administrative Party” means each of the Agent and each Arranger.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means:

(a)	the Agent’s spot rate of exchange; or

(b)	(if the Agent does not have an available spot rate of exchange) any publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the Hong Kong foreign exchange market at or about 11 a.m. on a particular day.

“Anti-Money Laundering Laws” has the meaning given to that term in Clause 18.18 (Anti-Money Laundering Laws and Sanctions).

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor, assignee and the Agent.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the Termination Date.

“Available Commitment” means, in respect of a Lender, that Lender’s Available HKD Commitment and/or Available USD Commitment.

“Available Facility” means the aggregate amount for the time being of:

(a)	the Available USD Facility; and

(b)	the Base Currency Amount of the Available HKD Facility.

“Available HKD Commitment” means, in respect of a Lender, that Lender’s HKD Commitment minus:

(a)	the amount of its participation in any outstanding HIBOR Loans and HKD Swing Line Loans; and

(b)

in relation to any proposed HIBOR Loan or HKD Swing Line Loan, the amount of its participation in any other HIBOR Loans and HKD Swing Line Loans that are due to be made on or before the proposed Utilisation Date, but adding back that Lender’s participation in any HIBOR Loans and HKD Swing Line Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available HKD Facility” means the aggregate for the time being of each Lender’s Available HKD Commitment.

“Available Swing Line Facility” means the Base Currency Amount of the Swing Line Lender’s Available Commitment.

“Available USD Commitment” means, in respect of a Lender, that Lender’s USD Commitment minus:

(a)	the amount of its participation in any outstanding Term SOFR Loans and USD Swing Line Loans; and

(b)

in relation to any proposed Term SOFR Loan or USD Swing Line Loan, the amount of its participation in any other Term SOFR Loans and USD Swing Line Loans that are due to be made on or before the proposed Utilisation Date, but adding back that Lender’s participation in any Term SOFR Loans and USD Swing Line Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available USD Facility” means the aggregate for the time being of each Lender’s Available USD Commitment.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bank Levy” means any amount payable by any Finance Party or any of their respective Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof including, without limitation, the United Kingdom bank levy as set out in the Finance Act 2011.

“Base Currency” means US dollars.

“Base Currency Amount” means:

(a)	with respect to any amount denominated in the Base Currency, such amount; and

(b)	with respect to any amount denominated in Hong Kong dollars, the amount in the Base Currency determined using the HKD / USD Exchange Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act and the terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding any Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Term SOFR Loan, HIBOR Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday):

(a)	on which banks are open for general business in Hong Kong, New York, Macau, Singapore; and

(b)	(in relation to the fixing of an interest rate for any Term SOFR Loan or USD Swing Line Loan) which is a US Government Securities Business Day.

“Change of Control” means the occurrence of any of the following:

(a)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Group, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to Las Vegas Sands, either of the Principals and/or any of his or her Related Parties;

(b)	the adoption of a plan relating to the liquidation or dissolution of the Company or any successor thereto; or

(c)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in paragraph (a) above), other than Las Vegas Sands, either of the Principals and/or any of his or her Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if (i) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no “person” (as defined in paragraph (a) above), other than a holding company satisfying the requirements of this sentence and/or Las Vegas Sands, either of the Principals and/or any of his or her Related Parties, is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company (measured by voting power rather than number of shares).

Notwithstanding the foregoing or any provision of the Exchange Act, a “person” (as defined in paragraph (a) above) shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting, support, option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means, in relation to a Lender, its HKD Commitment and/or its USD Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) or in such other form satisfactory to the Agent (acting reasonably).

“Confidential Information” means all information relating to the Company, the Group, the Principals, the Related Parties, Las Vegas Sands, the Finance Documents or the Facility (including any Utilisation and any quarterly financial statements provided by the Company pursuant to the terms of this Agreement) of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group, the Principals, the Related Parties, Las Vegas Sands, or any of their respective advisers; or

(b)

another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group, the Principals, the Related Parties, Las Vegas Sands, or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 34 (Confidential Information);

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group, the Principals, the Related Parties and Las Vegas Sands, and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Company and the Agent.

“Cotai” means the area of reclaimed land between the islands of Taipa and Coloane in Macau.

“Cotai Plan” means the plan for the development of the Cotai Strip submitted to Macau, the form of which as at the date of this Agreement is set forth in the diagram set out in Schedule 11 (Cotai Plan) showing the approximate placement of the land parcels along the Cotai Strip as designated by Macau, as such plan may be modified in a non-material manner from time to time upon notice of any such modification to the Agent.

“Cotai Strip” means the land located at Cotai in Macau.

“Cotai Subsidiary” means Venetian Cotai Limited.

“Credit Adjustment Spread” means the percentage rate per annum set out in the table below in respect of the relevant duration of an Interest Period:

Length of Interest Period	Applicable Credit Adjustment Spread
1 Month (or shorter)	0.11448% (11.448 basis points)

3 Months (or shorter than 3 Months but longer than 1 Month)	0.26161% (26.161 basis points)
6 Months (or any other period longer than 3 Months)	0.42826% (42.826 basis points)

The Credit Adjustment Spread is fixed and shall apply for the term of the Facility.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.5 (Loan amount and Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document;

(c)	with respect to which an Insolvency Event has occurred and is continuing; or

(d)	whose Commitments are subject to any Bail-in Action,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error(s); or

(B)	one or more Disruption Events; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organisation, other than an account evidenced by a negotiable certificate of deposit.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out)

which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Disqualified Financial Institution” means any of the following:

(a)	banks, financial institutions or other institutional lenders or entities separately identified in writing by the Company to the Agent prior to the date of this Agreement;

(b)

at any time when an Event of Default is continuing, any person that owns or operates a casino or other gaming operation located in Singapore, Macau, the United Kingdom or the states of Nevada, New Jersey, Pennsylvania or Michigan in the United States or any other jurisdiction in which the Company or any of its Subsidiaries has obtained or applied for a gaming licence (provided that, for the purposes of this paragraph (b), the holding of a passive investment constituting less than 10 per cent. of the common stock of any such casino or other gaming operation shall not constitute ownership thereof);

(c)

at any time when an Event of Default is continuing, any person that owns or operates a trade show, convention, exhibition or conference centre in Singapore, Macau, the United Kingdom, or Las Vegas or Clark County in the state of Nevada in the United States, or the states of New Jersey, Pennsylvania or Michigan in the United States, or any other jurisdiction in which the Company or any of its Subsidiaries owns, operates or is developing a convention, trade show, conference centre or exhibition facility (provided that, for the purposes of this paragraph (c), the holding of a passive investment instrument constituting less than 10 per cent. of the common stock of any such casino or trade show, convention, exhibition and conference centre facility shall not constitute ownership thereof);

(d)

at any time when an Event of Default is continuing, any union pension fund (provided that, for the purposes of this paragraph (d), any intermingled fund or managed account which has, as part of its assets under management, the assets of a union pension fund shall not be a Disqualified Financial Institution so long as the manager of such fund is not controlled by a union pension fund or a union pension fund does not own 10 per cent. or more of the assets of such fund);

(e)	notwithstanding paragraphs (a) to (d) above, any competitors of any member of the Group to the extent identified to the Agent in writing from time to time; and

(f)	any Affiliates of the persons referred to in paragraphs (a) to (e) above to the extent identified by the Company to the Agent in writing from time to time or clearly identifiable by name,

in each case, determined at the time of the relevant assignment, transfer, novation or sub-participation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is maintained or contributed to by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any person:

(a)	any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that person is a member;

(b)

any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that person is a member; and

(c)

any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that person, any corporation described in clause (a) above or any trade or business described in paragraph (b) above is a member.

Any former ERISA Affiliate of the Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Company or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means:

(a)

a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation);

(b)

the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required instalment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;

(c)

the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA;

(d)

the withdrawal by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA;

(e)

the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;

(f)

the imposition of liability on the Company or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(g)

the withdrawal of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(h)

the occurrence of an act or omission which could give rise to the imposition on the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan;

(i)

the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company or any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan;

(j)

receipt from the PBGC of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or

(k)	the conditions for imposition of a Lien (as defined in Schedule 9 (Additional covenants)) pursuant to Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office (or branch) or offices (or branches) notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office (or branch) or offices (or branches) through which it will perform its obligations under this Agreement.

“Fallback Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under paragraph (b), (c) or (d) of Clause 11.1A (Unavailability of Term SOFR); and

(b)	relates to a Term SOFR Loan.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

“Fee Letter” means any letter or letters referring to this Agreement or the Facility between one or more Finance Parties and the Company setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Utilisation Request, any Increase Notice and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, each Arranger or a Lender.

“Financial Indebtedness” means, without double counting, any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with IFRS in force as at the date of this Agreement, have been treated as an operating lease);

(e)	receivables sold or discounted (but only to the extent of any recourse);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, but only to the extent such counter-indemnity obligation is called and is outstanding; and

(i)	the amount of any liability in respect of any guarantee or indemnity supporting Financial Indebtedness of a third party of a type described in paragraphs (a) to (h) above.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Fitch” means Fitch, Inc., or any successor thereto, and if such person shall for any reason no longer perform the function of a securities rating agency, Fitch shall be deemed to refer to any other rating agency designated by the Company with the written consent of the Agent (such consent not to be unreasonably withheld or delayed).

“Four Seasons Macau Casino” means the operation and maintenance by VML of gaming areas located within the Four Seasons Macau Resort Project and the purchase of associated gaming machines, utensils and equipment.

“Four Seasons Macau Mall” means the ownership, operation and maintenance by the Cotai Subsidiary of a retail complex as part of the Four Seasons Macau Resort Project.

“Four Seasons Macau Overall Project” means the Four Seasons Macau Casino, the Four Seasons Macau Resort Project, and the Four Seasons Macau Mall; other than any such component that has been sold.

“Four Seasons Macau Resort Project” means the ownership, operation and maintenance by the Cotai Subsidiary (other than any gaming areas therein which shall be operated by VML) of a luxury hotel complex operated and maintained by Four

Seasons Hotels and Resorts, Inc. or an Affiliate thereof (or another comparable hotel management company reasonably satisfactory to the Agent) located on Site 2, which Site 2 is leased to the Cotai Subsidiary (except, to the extent the lease of Unit D (as defined in the Venetian Macau Land Concession Contract) has not been transferred back to the Cotai Subsidiary or another member of the Group, for Unit D (as defined in the Venetian Macau Land Concession Contract)) pursuant to the Venetian Macau Land Concession Contract.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 11.4 (Cost of funds).

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any national or foreign government, any state, province or city or other political subdivision or otherwise, including the government of Macau and any other applicable gaming regulatory authority or agency, in each case, with authority to regulate the sale or distribution of liquor or any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its Affiliates.

“Gaming Law” means the gaming laws, rules, regulations or ordinances of any jurisdiction or jurisdictions to which Las Vegas Sands, the Company or any of their respective Affiliates is, or may be, at any time subject.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Company and its Subsidiaries from time to time.

“Hedging Agreements” means (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements, (b) other agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates and (c) any agreement or arrangements designed to protect against fluctuations in the price of fuel (including fuel consumed by ferries and other watercraft).

“HIBOR” means, in relation to any Loan denominated in Hong Kong dollars:

(a)

the applicable Screen Rate as of the Specified Time for Hong Kong dollars and for a period equal in length to the Interest Period of that Loan (or, for the purposes of calculating the HKD Swing Line Rate, an Interest Period of three months); or

(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, HIBOR shall be deemed to be zero.

“HIBOR Loan” means a Loan (other than a HKD Swing Line Loan) denominated in Hong Kong dollars.

“Historic Term SOFR” means, in relation to any Term SOFR Loan, the most recent Term SOFR for a period equal in length to the Interest Period of that Loan and which is as of a US Government Securities Business Day which is no more than three US Government Securities Business Days before the Quotation Day.

“HKD Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “HKD Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other HKD Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any HKD Commitment transferred to it or assumed by it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“HKD Prime Rate” means the rate that the Agent announces from its Macau office (or, following consultation with the Company, such other office of the Agent) from time to time as its Hong Kong dollars prime lending rate.

“HKD Swing Line Rate” means, at any time, the highest of:

(a)	the HKD Prime Rate; and

(b)	the aggregate of 3 Month HIBOR and 1.00%,

and if, in either case, that rate is less than zero, the HKD Swing Line Rate shall be deemed to be zero.

“HKD / USD Exchange Rate” means an exchange rate of HK$1.00 to US$ (1 / 7.8312).

“HKD Swing Line Loan” means a Swing Line Loan denominated in Hong Kong dollars.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Increase Confirmation” means a confirmation substantially in the form set out in Part 2 (Form of Increase Confirmation) of Schedule 13 (Forms of Increase).

“Increase Notice” means a notice substantially in the form set out in Part 1 (Form of Increase Notice) of Schedule 13 (Forms of Increase).

“Indemnified Person” means any Finance Party, any Affiliate of a Finance Party and any of their respective directors, officers, employees, trustees or agents.

“Indenture” means the indenture dated as of 9 August 2018 between the Company as issuer and U.S. Bank National Association as trustee in connection with

US$1,800,000,000 aggregate principal amount of 4.600% senior notes due 2023, US$1,800,000,000 aggregate principal amount of 5.125% senior notes due 2025 and US$1,900,000,000 aggregate principal amount of 5.400% senior notes due 2028.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Interpolated Historic Term SOFR” means, in relation to any Term SOFR Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)

the most recent Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, the most recent Overnight SOFR for a day which is not more than three, and not less than two, US Government Securities Business Days before the Quotation Day; and

(b)

the most recent Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan.

“Interpolated Term SOFR” means, in relation to any Term SOFR Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, Overnight SOFR for the day that is two US Government Securities Business Days before the Quotation Day; and

(b)	Term SOFR (as the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

“Land Concession Contract” means the Sands Macau Land Concession Contract, the Venetian Macau Land Concession Contract and the VOL Land Concession Contract.

“Las Vegas Sands” means Las Vegas Sands Corp., a Nevada corporation, or any successor thereto.

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Ordinance (Cap 347), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any relevant jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Lenders in relation to the Finance Documents.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Macau” means the Macau Special Administrative Region of the PRC.

“Majority Lenders” means a Lender or Lenders whose USD Commitments and HKD Commitments (converted into the Base Currency at the HKD / USD Exchange Rate) aggregate more than 50% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50% of the Total Commitments immediately prior to the reduction).

“Margin” means:

(a)	prior to receipt by the Agent of the first Compliance Certificate:

(i)	with respect to Term SOFR Loans, 2% per annum;

(ii)	with respect to HIBOR Loans, 2% per annum; and

(iii)	with respect to Swing Line Loans, 1% per annum; and

(b)

following receipt by the Agent of the first Compliance Certificate, the rate determined by reference to the table below based on the Consolidated Leverage Ratio specified in the most recent Compliance Certificate received by the Agent:

Consolidated Leverage Ratio	Margin (% per annum) for Swing Line Loans	Margin (% per annum) for Term SOFR Loans	Margin (% per annum) for HIBOR Loans
Greater than or equal to 2.75x	1.500%	2.500%	2.500%

Greater than or equal to 2.50x but less than 2.75x	1.375%	2.375%	2.375%
Greater than or equal to 2.25x but less than 2.50x	1.250%	2.250%	2.250%
Greater than or equal to 2.00x but less than 2.25x	1.125%	2.125%	2.125%
Greater than or equal to 1.75x but less than 2.00x	1.000%	2.000%	2.000%
Greater than or equal to 1.50x but less than 1.75x	0.875%	1.875%	1.875%
Greater than or equal to 1.25x but less than 1.50x	0.750%	1.750%	1.750%
Greater than or equal to 1.00x but less than 1.25x	0.625%	1.625%	1.625%
Less than 1.00x	0.500%	1.500%	1.500%

Any Margin adjustment required for a Loan shall take effect on the first Business Day falling after the day on which the Agent has received the relevant Compliance Certificate.

“Market Disruption Rate” means the percentage rate per annum which is the aggregate of the Reference Rate and the applicable Credit Adjustment Spread.

“Material Adverse Effect” means a material adverse effect on:

(a)	the financial condition, business, properties or results of operations of the Group taken as a whole; or

(b)	the ability of the Company to perform its payment obligations under the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investor Service, Inc., or any successor thereto, and if such person shall for any reason no longer perform the function of a securities rating agency, Moody’s shall be deemed to refer to any other rating agency designated by the Company with the written consent of the Agent (such consent not to be unreasonably withheld or delayed).

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“New Lender” has the meaning given to that term in Clause 23 (Changes to the Lenders).

“Official Bulletin” means the official bulletin of the government of Macau.

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2017.

“Overnight SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“Parisian Casino” means the operation and maintenance by VML of the gaming areas located within the Parisian Macau Resort Project and the purchase of associated gaming machines, utensils and equipment.

“Parisian Macau Resort Project” means the Parisian Casino and the hotel resort, parking, entertainment, retail and restaurants areas developed on Site 3 owned, operated and maintained (other than any gaming areas therein which shall be operated by VML) by VML pursuant to the Venetian Macau Land Concession Contract.

“Party” means a party to this Agreement.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PRC” means the People’s Republic of China.

“Principals” means Sheldon G. Adelson and Dr. Miriam Adelson.

“Published Rate” means:

(a)	Overnight SOFR;

(b)	Term SOFR for any Quoted Tenor; or

(c)	the Screen Rate for any Quoted Tenor.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Company, materially changed;

(b) (i) (A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

(v)	in the case of the Screen Rate for any Quoted Tenor for Hong Kong dollars, the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:

(A)

stating that that Screen Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or the economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(B)

with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(c)

the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than one month; or

(d)	in the opinion of the Majority Lenders and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Qualified Financial Institution” means:

(a)	any Lender, Affiliate of a Lender or Related Fund of a Lender; and

(b)

any bank, financial institution, savings and loan association, institutional investor or mutual fund that regularly engages in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, other than any Disqualified Financial Institution, natural person and/or Defaulting Lender.

“Quarter Date” means each of March 31, June 30, September 30 and December 31.

“Quotation Day” means:

(a)

in relation to any period for which an interest rate is to be determined in respect of a Term SOFR Loan or a USD Swing Line Loan, two US Government Securities Business Days before the first day of that period (unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days));

(b)	[reserved]

(c)

in relation to any period for which an interest rate is to be determined in respect of a HIBOR Loan or an HKD Swing Line Loan, the first day of that period (unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)); or

(d)	in relation to any Interest Period the duration of which is selected by the Agent pursuant to Clause 9.3 (Default interest), such date as may be determined by the Agent (acting reasonably).

“Quoted Tenor” means, in relation to Term SOFR or the Screen Rate, any period for which Term SOFR or such Screen Rate (as the case may be) is customarily displayed on the relevant page or screen of an information service.

“Reference Rate” means, in relation to any Loan:

(a)	Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 11.1A (Unavailability of Term SOFR),

and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Reference Rate shall be deemed to be such a rate that the aggregate of the Reference rate and the applicable Credit Adjustment Spread is zero.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	[reserved]

(b)	in relation to HIBOR:

(i)

(other than where paragraph (ii) below applies) the rate at which the relevant Reference Bank could borrow funds in the Hong Kong interbank market in Hong Kong dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(ii)	if different, the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Reference Banks” means, in relation to HIBOR, the principal Hong Kong offices of Bank of China Limited and Industrial and Commercial Bank of China Limited, or such other entities as may be agreed between the Agent and the Company.

“Related Fund”, in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Related Party” means:

(a)	any immediate family member or former spouse (in the case of an individual) of either of the Principals; or

(b)

any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or persons beneficially holding a greater than 50% interest of which consist of either or both of the Principals and/or such other persons referred to in the immediately preceding paragraph (a) or this paragraph (b).

“Relevant Market” means:

(a)	in relation to Hong Kong dollars, the Hong Kong interbank market; and

(b)	in relation to US dollars, the market for overnight cash borrowing collateralised by US Government securities.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status), 18.2 (Binding obligations), 18.3 (Non-conflict with other obligations), 18.4 (Power and authority), 18.5 (Authorisations), 18.7(b) (Subsidiaries), 18.9 (Good title to assets), 18.12 (No misleading information), 18.20 (Investment Company Act) and 18.21 (Margin Regulations).

“Replacement Reference Rate” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for the Published Rate by:

(i)	the administrator of the Published Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Published Rate; or

(c)	in the opinion of the Majority Lenders and the Company, an appropriate successor to the Published Rate.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)

located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is, or whose government is, the target of country-wide or territory-wide Sanctions, including, as of the 2022 Restatement Effective Date, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Kherson and Zaporizhzhia regions of Ukraine; or

(c)

otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Revolving Loan” means a HIBOR Loan and a Term SOFR Loan advanced to the Company in accordance with Clause 5.5 (Loan amount and Lenders’ participation).

“Revolving Loan Amount” has the meaning given to it in Clause 5.3(b)(i) (Completion of a Utilisation Request).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	made or to be made for the purpose of refinancing that maturing Loan.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor thereto, and if such person shall for any reason no longer perform the function of a securities rating agency, S&P shall be deemed to refer to any other rating agency designated by the Company with the written consent of the Agent (such consent not to be unreasonably withheld or delayed).

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.

“Sanctions Authority” means each or any of:

(a)	the United Nations;

(b)	the European Union;

(c)	the United States government, including the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the United States Department of State;

(d)	the Macau government, including the Macau Monetary Authority, the Financial Intelligence Office and the Gaming Inspection and Coordination Bureau;

(e)	HM Treasury of the United Kingdom;

(f)	the Hong Kong Monetary Authority;

(g)	the Monetary Authority of Singapore;

(h)	the Ministry of Economy, Trade and Industry of Japan;

(i)	the Department of Foreign Affairs and Trade of Australia;

(j)	the Reserve Bank of Australia; and

(k)	the Department of Foreign Affairs, Trade and Development of Canada.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, or any other sanctions list maintained by, or public announcement of Sanctions designation made by, any Sanctions Authority.

“Sands Macau Casino” means the operation and maintenance by VML of the gaming areas located within the Sands Macau Project.

“Sands Macau Land Concession Contract” means the land concession contract, as published in the Official Bulletin on December 10, 2003, between Macau and VML, and as amended as published in the Official Bulletin on April 23, 2008 (as amended, supplemented or otherwise modified) pursuant to which Macau has leased certain land in Macau to VML, and on which the Sands Macau Project is located.

“Sands Macau Project” means the ownership, operation and maintenance by VML of the Sands Macau Casino, and the hotel, parking, entertainment, retail and restaurant areas located on the Sands Macau Site, pursuant to the Sands Macau Land Concession Contract.

“Sands Macau Site” means the real property designated as such located on the land near the Macau Hong Kong Ferry Terminal on which the Sands Macau Project has been developed and which is leased to VML pursuant to the Sands Macau Land Concession Contract.

“Screen Rate” means, in relation to HIBOR, the Hong Kong interbank offered rate administered by the Treasury Markets Association (or any other person which takes over the administration of that rate) for Hong Kong dollars for the relevant period (equivalent to the relevant Interest Period) displayed (before any correction, recalculation or republication by the administrator) on page HKABHIBOR of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Separate Loan” has the meaning given to that term in Clause 6.1 (Repayment of Loans).

“Significant Subsidiaries” has the meaning given to that term in Section 1 of Schedule 9 (Additional covenants).

“Site” means any of Site 1, Site 2, Site 3, Site 5 & 6, or the Sands Macau Site, as any such Site may be modified in a non-material manner in accordance with the Cotai Plan.

“Site 1” means the real property designated as such on the Cotai Plan, on which the Venetian Macau Overall Project has been developed.

“Site 2” means the real property designated as such on the Cotai Plan, on which the Four Seasons Overall Project has been developed.

“Site 3” means the real property designated as such on the Cotai Plan, on which the Parisian Macau Resort Project has been and continues to be developed.

“Site 5 & 6” means the real property designated as such on the Cotai Plan, on which the VOL Casino Hotel Resort Project has been and continues to be developed.

“Specified Time” means a day or time determined in accordance with Schedule 7 (Timetables).

“Subordinated Term Loan” means the US$1,000,000,000 subordinated unsecured term loan facility made available by Las Vegas Sands to the Company pursuant to the subordinated term loan agreement dated as of 11 July 2022 between the Company as borrower and Las Vegas Sands as lender.

“Subsidiary” has the meaning given to that term in Section 1 of Schedule 9 (Additional covenants).

“Swing Line Lender” means Bank of China Limited, Macau Branch or such other Lender who has assumed the rights and obligations of the “Swing Line Lender” in accordance with Clause 23 (Changes to the Lenders).

“Swing Line Loan” means a Loan advanced to the Company by the Swing Line Lender (in its capacity as Swing Line Lender) in accordance with Clause 5.5(a)(ii) (Loan amount and Lenders’ participation).

“Swing Line Loan Amount” has the meaning given to it in Clause 5.3(b)(ii) (Completion of a Utilisation Request).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 13.1 (Tax definitions).

“Termination Date” means 31 July 2025, or as otherwise extended pursuant to Clause 8 (Extension).

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Term SOFR Loan” means a Loan (other than a USD Swing Line Loan) denominated in US dollars that bears interest at a rate that is calculated by reference to the Reference Rate.

“Total Commitments” means the aggregate of:

(a)	the Base Currency Amount of the Total HKD Commitments; and

(b)	the Total USD Commitments,

(being US$2,000,000,000 at the original date of this Agreement, US$2,488,590,510 as at the 2022 Restatement Effective Date and US$2,488,590,510 as at the 2023 Restatement Effective Date).

“Total HKD Commitments” means the aggregate of the HKD Commitments.

“Total USD Commitments” means the aggregate of the USD Commitments.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“True-Up Loan” has the meaning given to that term in Clause 2.1A (Increase).

“Unpaid Sum” means any sum due and payable but unpaid by the Company under the Finance Documents.

“US” or “United States” means the United States of America.

“USA Foreign Corrupt Practices Act” means the United States Foreign Corrupt Practices Act of 1977.

“USA PATRIOT Act” means the USA Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto.

“USD Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “USD Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other USD Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any USD Commitment transferred to it or assumed by it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“USD Prime Rate” means the rate that the Agent announces from its Macau office (or, following consultation with the Company, such other office of the Agent) from time to time as its US dollars prime lending rate.

“USD Swing Line Rate” means, at any time, the highest of:

(a)	the USD Prime Rate;

(b)	the aggregate of the Federal Funds Effective Rate and 0.5%; and

(c)	the aggregate of Term SOFR for a Quoted Tenor of 3 Months and 1.00%,

and if, the applicable rate is less than zero, the USD Swing Line Rate shall be deemed to be zero.

“USD / HKD Exchange Rate” means an exchange rate of US$1.00 to HK$7.8312.

“USD Swing Line Loan” means a Swing Line Loan denominated in US dollars.

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

“Venetian Macau Casino” means the ownership of the casino and the operation and maintenance by VML of the casino and gaming areas, located within the Venetian Macau Resort Project, and the purchase of associated gaming machines, utensils and equipment.

“Venetian Macau Convention Center” means the ownership, operation and maintenance by the Cotai Subsidiary of a convention centre located on land leased under the Venetian Macau Land Concession Contract and adjacent to the Venetian Macau Resort Project.

“Venetian Macau Land Concession Contract” means the land concession contract, as published in the Official Bulletin on April 18, 2007, as amended as published in the Official Bulletin on October 29, 2008, on June 5, 2013 and on October 22, 2014, entered into between Macau, the Cotai Subsidiary, Cotai Strip Lot 2 Apart Hotel (Macau) Limited and the Company pursuant to which Macau has leased Sites 1, 2 and 3 to the Cotai Subsidiary and the Cotai Subsidiary has transferred, by way of a deed, the Casino unit (as defined therein) to VML, and, to the extent not otherwise transferred back to the Cotai Subsidiary or other member of the Group, Unit D (as defined therein) to Cotai Strip Lot 2 Apart Hotel (Macau) Limited, and the total areas of Sites 1, 2 and 3 were changed and a certain area has reverted to the public domain of Macau, through Dispatches of the Secretary for Transport and Public Works, and on which the Venetian Macau Overall Project and the Four Seasons Macau Overall Project have been built and on which the Parisian Macau Resort Project has been and continues to be built.

“Venetian Macau Mall” means the ownership, operation and maintenance of a retail complex as part of the Venetian Macau Resort Project by the Cotai Subsidiary.

“Venetian Macau Overall Project” means the Venetian Macau Casino, the Venetian Macau Resort Project, the Venetian Macau Convention Center and the Venetian Macau Mall and related parts of the Venetian Macau complex, including the energy centre and the area generally referred to as the arena.

“Venetian Macau Resort Project” means the ownership, operation and maintenance by the Cotai Subsidiary of an approximately 3,000 suite luxury hotel resort located on Site 1, which is leased to the Cotai Subsidiary pursuant to the Venetian Macau Land Concession Contract.

“VML” means Venetian Macau Limited.

“VML Credit Facility” means the Second Amended and Restated Credit Agreement dated as of August 31, 2016, by and among VML US Finance LLC, as borrower, VML,

as the company, the lenders listed therein, Bank of China, Macau Branch, as administrative agent for the lenders listed therein and the other arrangers, agents and parties listed therein.

“VOL” means Venetian Orient Limited.

“VOL Casino” means the ownership by VOL and the operation and maintenance by VML of the gaming areas located within the VOL Casino Hotel Resort Project, and the purchase of associated gaming machines, utensils and equipment.

“VOL Casino Hotel Resort Project” means the VOL Casino, hotel resorts, parking, entertainment and restaurants areas, and retail complexes developed on Site 5 & 6 owned, operated and maintained (other than any gaming areas therein which shall be operated by VML) by VOL pursuant to the VOL Land Concession Contract.

“VOL Land Concession Contract” means the land concession contract, as published in the Official Bulletin on May 12, 2010, entered into between Macau, VOL and VML pursuant to which Macau has leased Site 5 & 6 and Tropical Garden to VOL and VML has been commissioned with the operation of the VOL Casino.

“Voting Stock” of an entity as of any date means the corporate stock of such entity that is at the time entitled to vote in the election of the Board of Directors (as defined in Schedule 9 (Additional covenants)) of such entity.

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Administrative Party”, the “Agent”, any “Arranger”, the “Company”, any “Finance Party”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(v)	a “group of Lenders” includes all the Lenders;

(vi)

“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent other than any obligation of the Company incurred in the ordinary course of business in respect of casino chips or similar instruments;

(vii)

a Lender’s “participation” in a Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender’s rights under this Agreement in respect thereof;

(viii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law being one with which it is the practice of the relevant person to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Hong Kong time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(f)

Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent’s Spot Rate of Exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

1.3	Currency symbols and definitions

(a)	“HK$” and “Hong Kong dollars” denote the lawful currency of Hong Kong.

(b)	“US$” and “US dollars” denote the lawful currency of the US.

(c)	“Patacas” denote the lawful currency of Macau.

(d)	“Japanese Yen” denote the lawful currency of Japan.

(e)	“Singapore dollars” denote the lawful currency of Singapore.

1.4	Third party rights

(a)

A person who is not a Party (other than an Indemnified Person) has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)

Subject to Clause 33.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.1A	Increase

(a)

Subject to paragraphs (b) and (c) below, the Company may, by delivery to the Agent of an Increase Notice not later than the date falling one Month and ten Business Days (or such shorter period as the Company and the Agent may agree) prior to the expiry of the Availability Period, request that the Total Commitments be increased in an aggregate Base Currency Amount of up to US$1,000,000,000 and that:

(i)

such increased Commitments will be assumed by one or more Lenders or other Qualified Financial Institutions (each an “Increase Lender”) selected by the Company, each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of such increased Commitments which it is to assume (the “Assumed Commitment” of such Increase Lender), as if it had been an Original Lender in respect of those Assumed Commitments;

(ii)

the Company and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Company and that Increase Lender would have assumed and/or acquired had that Increase Lender been an Original Lender in respect of the Assumed Commitment which it is to assume;

(iii)

each Increase Lender shall become a Party as a “Lender” (if it is not already a Lender with respect to any other Commitment which it may otherwise have in accordance with this Agreement), and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of the Assumed Commitment which it is to assume;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)

any such increase in the Total Commitments shall take effect on the relevant Increase Date, provided that (x) there are no Swing Line Loans outstanding on the relevant Increase Date and (y) on the date of the relevant Increase Notice and on the relevant Increase Date:

(A)	no Default is continuing or would result from the proposed increase; and

(B)	the Repeating Representations (which are not qualified by a Material Adverse Effect or any other materiality threshold) are true in all material respects; and

(C)	the Repeating Representations (which are qualified by a Material Adverse Effect or any other materiality threshold) are true in all respects,

and for the purpose of this Clause 2.1A:

“Increase Date” means the date specified by the Company in the relevant Increase Notice or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)

The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)	The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender:

(i)

if such Increase Confirmation has been delivered to the Agent not later than ten Business Days (or such shorter period as the Company and the Agent may agree) prior to the proposed Increase Date specified in the relevant Increase Notice; and

(ii)

if that Increase Lender is not a Lender immediately prior to such increase in the Total Commitments, once the Agent is satisfied that such Increase Lender has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption by that Increase Lender of its Assumed Commitment.

(d)

Each Increase Lender, by executing an Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase in the Total Commitments (to which such Increase Confirmation relates) becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)

The Company may not deliver more than five Increase Notices under this Clause 2.1A. For the avoidance of doubt, the aggregate amount of increased Commitments requested in all Increase Notices may not exceed the Base Currency Amount of US$1,000,000,000). Only increased Commitments in the same currency may be requested in an Increase Notice.

(f)

The Company may pay to each Increase Lender a fee in the amount and at the times agreed between the Company and each such Increase Lender in a letter between the Company and that Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (f).

(g)

If there are any outstanding Loans on an Increase Date (each such Loan, a “Relevant Loan”), then (subject always to the satisfaction of the conditions set out in paragraph (b) of Clause 4.2 (Further conditions precedent) on such Increase Date):

(i)

the Increase Lenders assuming on such Increase Date any Assumed Commitment (the “True-Up Lenders”) shall make new Loans available to the Company on such Increase Date (each such new Loan, a “True-Up Loan”) as follows:

(A)	each True-Up Loan shall correspond to a Relevant Loan (including any HIBOR Loan component and Term SOFR Loan component thereof);

(B)	the Interest Period of each True-Up Loan shall commence on that Increase Date and end on the last day of the Interest Period of its corresponding Relevant Loan;

(C)	the aggregate Base Currency Amount of all True-Up Loans shall be equal to:

(Base Currency Amount of all Assumed Commitments / Base Currency Amount of the Total Commitments (including all Assumed Commitments)) * Base Currency Amount of all Relevant Loans;

(D)

the proportion of the Base Currency Amount of each individual True-Up Loan to the Base Currency Amount of all True-Up Loans shall be identical to the proportion of the Base Currency Amount of its corresponding Relevant Loan to the Base Currency Amount of all Relevant Loans; and

(E)

each True-Up Lender shall make its participation in each True-Up Loan (calculated pro rata its share in the aggregate Assumed Commitments and as notified to it by the Agent no later than three Business Days before that Increase Date (or such later date as the relevant True-Up Lender and the Agent may agree)) available to the Agent through its Facility Office by that Increase Date;

(ii)

the Agent shall apply the proceeds of each True-Up Loan on that Increase Date directly towards prepayment of the corresponding Relevant Loan of that True-Up Loan in accordance with paragraph (b) of Clause 7.4 (Voluntary prepayment) and Clause 7.8 (Application of prepayments) (and for the avoidance of doubt, any portion of a Relevant

Loan not prepaid pursuant to this sub-paragraph (ii) shall remain outstanding on the terms of this Agreement); and

(iii)

the Company shall concurrently with any prepayment pursuant to paragraph (ii) above pay to the Agent on that Increase Date for the account of each relevant Lender, any amounts payable to such Lender pursuant to paragraph (b) of Clause 7.7 (Restrictions) and Clause 11.6 (Break Costs) as a result of the prepayment of each Relevant Loan.

(h)	Clause 23.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.1A in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase of the Total Commitments;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Company is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Company which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the Company.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose

Subject to Clause 21.13 (Use of Proceeds), the Company shall apply all amounts borrowed by it under the Facility towards the Group’s general corporate and working capital requirements (which includes, without limitation, the financing of intercompany loans (and the repayment thereof), the repayment of existing Financial Indebtedness, including any amounts outstanding under the VML Credit Facility, acquisitions and the payment of dividends).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

The Lenders shall only be obliged to comply with Clause 5.5 (Loan amount and Lenders’ Participation) in relation to any Loan if on or before the Utilisation Date for the initial Loan the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent the Majority Lenders notify the Agent in writing to the contrary prior to the Agent providing the notification described in paragraph (a) above, the Lenders authorise the Agent to give the notification referred to in paragraph (a) above. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 6.2 (Swing Line Loans), the Lenders will only be obliged to comply with Clause 5.5 (Loan amount and Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan; and

(b)	in the case of any Loan other than a Rollover Loan:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations (which are not qualified by a Material Adverse Effect or any other materiality threshold) are true in all material respects; and

(iii)	the Repeating Representations (which are qualified by a Material Adverse Effect or any other materiality threshold) are true in all respects.

4.3	Maximum number of Loans

(a)	The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 40 Swing Line Loans, Term SOFR Loans and HIBOR Loans would be outstanding.

(b)

Any Separate Loan or any Revolving Loan to be made available pursuant to Clause 6.2 (Swing Line Loans) or any True-Up Loan to be made available by an Increase Lender pursuant to Clause 2.1A (Increase) shall not be taken into account in this Clause 4.3.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Drawdowns

The Company may utilise the Facility by way of Revolving Loans and/or Swing Line Loans.

5.2	Delivery of a Utilisation Request

The Company may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than:

(a)	with respect to a Revolving Loan, 11:00 am on the day that is three Business Days prior to the proposed Utilisation Date of the Loans comprising such Revolving Loan; and

(b)	with respect to a Swing Line Loan, 11:00 am on the day that is one Business Day prior to the proposed Utilisation Date of such Swing Line Loan.

5.3	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the Utilisation Request specifies whether the proposed Utilisation is by way of a Revolving Loan or a Swing Line Loan;

(b)	the Utilisation Request specifies:

(i)	with respect to a proposed Revolving Loan, the proposed aggregate amount (in the Base Currency) of the Loans to be provided in connection with such Revolving Loan (the “Revolving Loan Amount”); and

(ii)	with respect to a proposed Swing Line Loan, the proposed amount and currency of such Swing Line Loan (the “Swing Line Loan Amount”);

(c)	the proposed Utilisation Date is a Business Day within the Availability Period;

(d)	the currency and amount of the Utilisation comply with Clause 5.4 (Currency and amount); and

(e)	the proposed Interest Period complies with Clause 10 (Interest Periods).

5.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to a Revolving Loan, the Base Currency; and

(ii)	in relation to a Swing Line Loan, the Base Currency or Hong Kong dollars.

(b)

With respect to a proposed Revolving Loan, the aggregate amount (in the Base Currency) of the proposed Loans specified in the Utilisation Request must be a minimum of US$10,000,000 or, if less, the Available Facility.

(c)	With respect to a proposed Swing Line Loan, the amount of such Swing Line Loan must be:

(i)

a minimum of US$1,000,000 (if the proposed Swing Line Loan is a USD Swing Line Loan) or HK$5,000,000 (if the proposed Swing Line Loan is an HKD Swing Line Loan) or, if less, the Available Swing Line Facility (converted into HK$ at the USD / HKD Exchange Rate if the proposed Swing Line Loan is an HKD Swing Line Loan); and

(ii)

when aggregated with (1) the Base Currency Amount of all outstanding Swing Line Loans and (2) the Base Currency Amount of all other Swing Line Loans that are due to be made on or before the proposed Utilisation Date of the relevant Swing Line Loan less the Base Currency Amount of all Swing Line Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date of the proposed Swing Line Loan, less than or equal to US$400,000,000.

5.5	Loan amount and Lenders’ participation

(a)	Subject to Clause 6.2 (Swing Line Loans), if the conditions set out in Clause 4 (Conditions of Utilisation) and Clauses 5.1 (Drawdowns) to 5.4 (Currency and amount) have been met, then:

(i)	with respect to a proposed Revolving Loan, the Lenders shall advance to the Company:

(A)	a HIBOR Loan in an amount equal to the following:

((Available HKD Facility) / Available Facility converted into Hong Kong dollars at the USD / HKD Exchange Rate) * proposed Revolving Loan Amount converted into Hong Kong dollars at the USD / HKD Exchange Rate;

AND

(B)	a Term SOFR Loan in an amount equal to the following:

((Available USD Facility) / Available Facility) * proposed Revolving Loan Amount;

(ii)	with respect to a proposed Swing Line Loan, the Swing Line Lender shall make available to the Company a Swing Line Loan in an amount equal to the proposed Swing Line Loan Amount; and

(iii)	each Lender shall make its participation in each such Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Revolving Loan will be equal to:

(i)	with respect to the HIBOR Loan component of such Revolving Loan, the proportion borne by its Available HKD Commitment to the Available HKD Facility; and

(ii)	with respect to the Term SOFR Loan component of such Revolving Loan, the proportion borne by its Available USD Commitment to the Available USD Facility.

(c)	The Agent shall:

(i)	notify the Company and each Lender of the amount and currency of each Revolving Loan;

(ii)	notify the Company and the Swing Line Lender of the amount and currency of each Swing Line Loan; and

(iii)

notify each Lender of the amount of its participation in each Revolving Loan and, if different, the amount of that participation to be made available in accordance with Clause 27.1 (Payments to the Agent), in each case by the Specified Time.

5.6	Cancellation of Available Facility

The Commitments which, at that time, are unutilised shall be immediately cancelled at 5 p.m. on the last day of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT, CANCELLATION AND EXTENSION

6.	REPAYMENT

6.1	Repayment of Loans

(a)	The Company shall repay each Loan (other than a Swing Line Loan) on the last day of its Interest Period.

(b)	Without prejudice to the Company’s obligation under paragraph (a) above, if:

(i)	one or more Loans (other than a Swing Line Loan) are to be made available to the Company:

(A)	on the same day that a maturing Loan (other than a Swing Line Loan) is due to be repaid by the Company;

(B)	in the same currency as the maturing Loan; and

(C)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)

the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, then the aggregate amount of the new Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the Company will only be required to make a payment under Clause 27.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)

each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 27.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the Company will not be required to make a payment under Clause 27.1 (Payments to the Agent); and

(2)

each Lender will be required to make a payment under Clause 27.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender’s participation in the maturing Loan.

(c)

At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)

The Company may prepay an outstanding Separate Loan by giving not less than 5 Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (c) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Company by the time and date specified by the Agent (acting reasonably) and will be payable by the Company to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)

The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

6.2	Swing Line Loans

(a)

In this Clause 6.2, a “Refunded Swing Line Loan” means any Swing Line Loan in respect of which a request to refund is made by the Swing Line Lender or the Agent (as the case may be) in accordance with paragraphs (b) or (c) below.

(b)

With respect to any outstanding Swing Line Loan, the Swing Line Lender may deliver to the Agent (with a copy to the Company) a notice requesting that each Lender makes it participation available in a Revolving Loan having an Interest Period with the same duration as the Interest Period selected in the Utilisation Request of such Swing Line Loan and for an aggregate amount equal to the Base Currency amount of such outstanding Swing Line Loan in accordance with Clause 5.5 (Loan amount and Lenders’ participation) (for the avoidance of doubt, in accordance with Clause 6.2(e), each Lender’s obligation to make its participation available in such Revolving Loan shall be absolute and unconditional, notwithstanding, without limitation, any failure by the Company to satisfy any condition set out in Clause 4 (Conditions of Utilisation) and Clauses 5.1 (Drawdowns) to 5.4 (Currency and amount)). Such notice by the Swing Line Lender shall be deemed to be a Utilisation Request given by the Company and (1) the Utilisation Date of the relevant Revolving Loan thereunder shall be the day that is three Business Days after the day on which such notice is given by the Agent and (2) the Interest Period for the relevant Revolving Loan shall commence on the Utilisation Date of such Revolving Loan.

(c)	If the Swing Line Lender has not delivered a notice pursuant to paragraph (a) above in respect of an outstanding Swing Line Loan and:

(i)	such Swing Line Loan is outstanding for more than four Business Days; or

(ii)	any Default or Event of Default has occurred and is continuing on a date such Swing Line Loan is outstanding,

the Agent shall notify the Company and each Lender thereof and request that each Lender makes it participation available in a Revolving Loan having an Interest Period with the same duration as the Interest Period selected in the Utilisation Request of such Swing Line Loan and for an aggregate amount equal to the Base Currency Amount of such outstanding Swing Line Loan in accordance with Clause 5.5 (Loan amount and Lenders’ participation) (for the avoidance of doubt, in accordance with Clause 6.2(e), each Lender’s obligation to make its participation available in such Revolving Loan shall be absolute and unconditional, notwithstanding, without limitation, any failure by the Company to satisfy any condition set out in Clause 4 (Conditions of Utilisation) and Clauses 5.1 (Drawdowns) to 5.4 (Currency and amount)). The Utilisation Date of such Revolving Loan shall be the third Business Day after the day on which the Agent notifies the Company and the Lenders of the occurrence of any event set out in subparagraphs (i) or (ii) above and (2) the Interest Period for such Revolving Loan shall commence on the Utilisation Date of such Revolving Loan.

(d)	Notwithstanding anything contained in this Agreement to the contrary:

(i)

each of the Lenders shall make its participation in any Revolving Loan requested under this Clause 6.2 available in accordance with Clause 5.5 (Loan amount and Lenders’ participation) and Clause 27.1 (Payments to the Agent) (for the avoidance of doubt, in accordance with Clause 6.2(e), each Lender’s obligation to make its participation available in such Revolving Loan shall be absolute and unconditional, notwithstanding, without limitation, any failure by the Company to satisfy any condition set out in Clause 4 (Conditions of Utilisation) and Clauses 5.1 (Drawdowns) to 5.4 (Currency and amount)) and, subject to paragraph (ii) below, the Agent shall immediately apply the proceeds of such Revolving Loan in repayment of the relevant Refunded Swing Line Loan;

(ii)

to the extent the proceeds of any such Revolving Loan are denominated in a currency other than the currency of the relevant Refunded Swing Line Loan, the proceeds of such Revolving Loan shall be converted by the Agent at the Agent’s Spot Rate of Exchange into the currency of the relevant Refunded Swing Line Loan before being delivered by the Agent to the Swing Line Lender for application in repayment of the Refunded Swing Line Loans in accordance with paragraph (i) above;

(iii)

if, following the application of the proceeds of such Revolving Loan in repayment of the relevant Refunded Swing Line Loans in accordance with paragraphs (i) and (ii) above, there are surplus proceeds, the Agent shall pay such surplus proceeds (in their original currency) as directed by the Company; and

(iv)

if, following the application of the proceeds of such Revolving Loan in repayment of the relevant Refunded Swing Line Loan in accordance with paragraphs (i) and (ii) above, there remains an amount outstanding under such relevant Refunded Swing Line Loan (such amount being the “Shortfall Amount”), then the Company hereby authorizes the Agent and the Swing Line Lender to debit any account held by Company with the Agent and the Swing Line Lender (up to the amount available in each such account) by an aggregate amount equal to the Shortfall Amount and such amount shall be deemed to have been paid by the Company to the Swing Line Lender in repayment of the relevant Refunded Swing Line Loan (and such Refunded Swing Line Loan shall no longer be outstanding). If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender pursuant to the this paragraph (iv) should be recovered by or on behalf of the Company from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be rateably shared among all Lenders.

(e)	Notwithstanding anything contained in this Agreement to the contrary:

(i)

each Lender’s obligation to make its participation available in any Revolving Loan for the purpose of repaying any Refunded Swing Line Loan in accordance with this Clause 6.2 shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation:

(A)

any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company, any other member of the Group or any other person for any reason whatsoever;

(B)	the occurrence of a Default or Event of Default which is continuing;

(C)	any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or any other member of the Group;

(D)	any breach of this Agreement or any other Finance Document by any party thereto;

(E)	any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; or

(F)	failure of the Company to satisfy any of the conditions set out in Clause 4 (Conditions of Utilisation) and Clauses 5.1 (Drawdowns) to 5.4 (Currency and amount); and

(ii)

the Swing Line Lender shall not be required to make any Swing Line Loans available at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Company to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender, including by cash collateralizing such Defaulting Lender’s deemed pro rata share in any Swing Line Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If in any applicable jurisdiction, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to paragraph (a) of Clause 33.4 (Replacement of a Lender), the Company shall repay that Lender’s participation in the Loans made to the Company on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Change of Control

If a Change of Control occurs:

(a)	the Company shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(c)

if a Lender so requires and notifies the Agent within 10 Business Days of the Company notifying the Agent of the event, the Agent shall, by not less than 30 days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents in relation to that Lender’s participation(s) immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

7.3	Voluntary cancellation

(a)

The Company may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Agent may agree) prior notice cancel the whole or any part (being a minimum amount of US$1,000,000) of the Available Facility (the Base Currency Amount of such proposed cancellation being the “Cancellation Amount”).

(b)	Any cancellation under this Clause 7.3 shall reduce:

(i)	the USD Commitment of each Lender by an amount equal to:

(USD Commitment of that Lender / Total Commitments) * Cancellation Amount; and

(ii)	the HKD Commitment of each Lender by an amount equal to:

(HKD Commitment of that Lender / Total Commitments converted into HKD at the USD / HKD Exchange Rate) * Cancellation Amount converted into HKD at the USD / HKD Exchange Rate.

7.4	Voluntary prepayment

(a)	The Company may:

(i)

if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Agent may agree) prior notice, prepay the whole or any part of any Revolving Loan (but if in part, being an amount that reduces the Base Currency Amount of that Revolving Loan by a minimum amount of US$1,000,000) (the Base Currency Amount of such proposed prepayment being the “Prepayment Amount”); and

(ii)

if it gives the Agent not less than one Business Day (or such shorter period as the Agent may agree) prior notice, prepay the whole or any part of a Swing Line Loan (but if in part, being an amount that reduces the amount of that Swing Line Loan by a minimum amount of US$1,000,000 (if denominated in US$) or HK$5,000,000 (if denominated in HK$)), provided that the Company did not receive any notice pursuant to paragraphs (b) and (c) of Clause 6.2 (Swing Line Loans).

(b)	Any prepayment of a Revolving Loan under Clause 2.1A(g) (Increase) or Clause 7.4(a)(i) above shall be applied:

(i)	in prepayment of the Term SOFR Loan component of such Revolving Loan in an amount equal to:

(amount of the Term SOFR Loan / the aggregate Base Currency Amount of the Revolving Loan) * Prepayment Amount; and

(ii)	in prepayment of the HIBOR Loan component of such Revolving Loan in an amount equal to:

(amount of the HIBOR Loan / the aggregate amount of the Revolving Loan converted into HKD at the USD / HKD Exchange Rate) * Prepayment Amount converted into HKD at the USD / HKD Exchange Rate.

(c)	The Company shall not make any prepayment under this Clause 7.4 at any time when a True-Up Loan is outstanding unless such prepayment would reduce each Loan pro rata.

7.5	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Company is required to be increased under paragraph (a) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the prepayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with Clause 33.4 (Replacement of a Lender).

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Company to which a Loan is outstanding shall prepay that Lender’s participation in that Loan.

7.6	Right of cancellation in relation to a Defaulting Lender

(a)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

7.7	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	No amount of a Commitment cancelled under this Agreement may be subsequently reinstated.

(e)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(f)

If all or part of any Lender’s participation in a Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender’s USD Commitment or HKD Commitment (as applicable) (equal to the amount of the participation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

7.8	Application of prepayments

Subject to Clauses 7.1 (Illegality), 7.2 (Change of Control), 7.5 (Right of prepayment and cancellation in relation to a single Lender), 7.6 (Right of cancellation in relation to a Defaulting Lender), 33.4 (Replacement of a Lender) or as otherwise specifically provided for in this Agreement, any prepayment of a Loan shall be applied pro rata to each Lender’s participation in that Loan.

8.	EXTENSION

8.1	Request for extension

(a)

The Company may, upon written request to the Agent not less than 45 Business Days prior to the Termination Date (the “Extension Request”), request that the Agreement be amended to extend the Termination Date for all or a portion of the Total Commitments (the “Extension”). The Extension Request shall set out the proposed terms of the Extension which shall include:

(i)	the amount (in Hong Kong dollars) of the Total HKD Commitments the Company proposes to extend (the “Extended HKD Commitments”);

(ii)	the amount (in the Base Currency) of the Total USD Commitments the Company proposes to extend (the “Extended USD Commitments”);

(iii)

the amount (in the Base Currency) of the Commitment of the Swing Line Lender the Company proposes to extend (the “Extended Swing Line Commitment” and together with the Extended USD Commitments and the Extended HKD Commitments, the “Extended Commitments”);

(iv)	the termination date of the proposed Extension;

(v)	the changes, if any, to the Margin to be applied (following the original Termination Date) in determining the interest payable on the Loans of any Lenders that participate in the Extended Commitments;

(vi)	any other amendments or modifications to the terms of the Extended Commitments; and

(vii)

the date by which the Lenders must respond to the Extension Request (such date not to be less than 30 days after the date of receipt by the Agent of the Extension Request, or such other date as agreed by the Agent and the Company) (such date being the “Extension Request Deadline”).

(b)	Promptly following receipt of an Extension Request, the Agent shall provide a copy of such request to each Lender.

(c)	Notwithstanding any other provision in this Agreement, the Company may withdraw any Extension Request at any time.

8.2	Election to extend

(a)

Following receipt of an Extension Request, any Lender wishing to participate in the Extension (each, an “Extending Lender”) set out in such Extension Request shall notify the Agent on or prior to the Extension Request Deadline specified in such Extension Request of the amount of its Commitments it has elected to be extended (subject to any minimum denomination requirements imposed by the Agent, with the consent of the Company).

(b)

No Lender shall have any obligation to agree to participate in an Extension. Any Lender not responding on or prior to the Extension Request Deadline specified in an Extension Request shall be deemed to have declined such Extension Request (each such Lender and any Lender which has responded to the Agent on or prior to the relevant Extension Request Deadline that it shall not extend any part of its Commitments in accordance with such Extension Request, being a “Non-Extending Lender”).

(c)	The Agent shall notify the Company and each Lender of the responses to an Extension Request.

(d)

If the aggregate principal amount of existing HKD Commitments that the Extending Lenders have elected to extend pursuant to an Extension Request exceeds the amount of the Extended HKD Commitments requested by the

Company in such Extension Request, then the principal amount of Extended HKD Commitments requested by the Company shall be allocated to each Extending Lender electing to extend its HKD Commitments in such manner and in such amounts as may be agreed by Agent and the Company, in their sole discretion.

(e)

If the aggregate principal amount of existing USD Commitments that the Extending Lenders have elected to extend pursuant to an Extension Request exceeds the amount of the Extended USD Commitments requested by the Company in such Extension Request, then, subject to paragraph (g) below, the principal amount of Extended USD Commitments requested by the Company shall be allocated to each Extending Lender electing to extend its USD Commitments in such manner and in such amounts as may be agreed by Agent and the Company, in their sole discretion.

(f)

If (1) the amount of the Extended HKD Commitments requested by the Company in an Extension Request exceeds the aggregate principal amount of existing HKD Commitments that the Extending Lenders have elected to extend pursuant to such Extension Request, (2) the amount of the Extended USD Commitments requested by the Company in an Extension Request exceeds the aggregate principal amount of existing USD Commitments that the Extending Lenders have elected to extend pursuant to such Extension Request or (3) the Base Currency Amount of the Extended Swing Line Commitment requested by the Company in an Extension Request exceeds the Base Currency Amount of the existing Commitment of the Swing Line Lender that the Swing Line Lender has elected to extend pursuant to such Extension Request (the “Offered Swing Line Extension Amount”), then the Company shall have the right on the last day of any Interest Period following the Extension Request Deadline or on the Termination Date to:

(i)

replace any Non-Extending Lender with, and add as “Lenders” or “Swing Line Lender” (as applicable) under this Agreement in place thereof, one or more persons (which (a) may be another Lender, if such Lender so agrees, or (b) may be any other person to whom an assignment would be permitted under this Agreement) (each, an “Additional Commitment Lender”) pursuant to Clause 33.4 (Replacement of a Lender); and / or

(ii)	add as “Lenders” or “Swing Line Lenders” (as applicable) under this Agreement one or more Additional Commitment Lenders,

provided that (A) the aggregate Total HKD Commitments of the Extending Lenders (including, for the avoidance of doubt, the Swing Line Lender in its capacity as Swing Line Lender) and such Additional Commitment Lenders does not exceed the amount of the Extended HKD Commitments requested by the Company in the relevant Extension Request and (B) the aggregate Total USD Commitments of the Extending Lenders (including, for the avoidance of doubt, the Swing Line Lender in its capacity as Swing Line Lender) and such Additional Commitment Lenders does not exceed the amount of the Extended USD Commitments requested by the Company in the relevant Extension Request.

(g)

Notwithstanding paragraphs (d) to (f) above, if the Swing Line Lender (in its capacity as Swing Line Lender) elects to extend its Commitment pursuant to an Extension Request, then the Company may allocate to the Swing Line Lender an amount of the Extended USD Commitments and/or the Extended HKD Commitments in aggregate up to a maximum Base Currency Amount equal to the Offered Swing Line Extension Amount.

8.3	Extension amendment

(a)

The Extended Commitments (and the terms thereof) shall be established pursuant to an amendment to this Agreement (the “Extension Amendment”) agreed and entered into between the Company, the Agent, each Extending Lender and (if applicable) each Additional Commitment Lender (but shall not require the agreement or consent of any other Lender), which shall become effective as at the Termination Date.

(b)

Notwithstanding any other provision in this Agreement or any other Finance Document, there shall be no condition to any Extension at any time or from time to time other than notice to the Agent of such Extension and the terms of the Extended Commitments (in each case, as set out in the Extension Request) and the execution of the Extension Amendment.

(c)	The Agent shall promptly notify each Extending Lender and (if applicable) each Additional Commitment Lender as to the effectiveness of the Extension Amendment and the matters specified therein.

(d)

Each Party hereby agrees that this Agreement and each other Finance Document may be amended pursuant to an Extension Amendment, without the consent of any Lender, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Commitments and the Extended Swing Line Commitments incurred pursuant thereto, and (ii) effect such other amendments to this Agreement and the other Finance Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Company, to effect the provisions of this Clause 8 and the Lenders hereby expressly authorize the Agent to enter into any such Extension Amendment.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	in relation to:

(i)	any Term SOFR Loan, Reference Rate and Credit Adjustment Spread;

(ii)	any USD Swing Line Loan, the USD Swing Line Rate;

(iii)	any HIBOR Loan, HIBOR; and

(iv)	any HKD Swing Line Loan, the HKD Swing Line Rate.

9.2	Payment of interest

The Company shall pay accrued interest on:

(a)

each Loan (other than a Swing Line Loan) on the last day of each Interest Period for that Loan (and, if any Interest Period is longer than three Months, on the dates falling at three-monthly intervals after the first day of that Interest Period); and

(b)	each Swing Line Loan on the date such Loan is prepaid or otherwise refunded in accordance with Clause 6.2 (Swing Line Loans).

9.3	Default interest

(a)

If the Company fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, 2 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Company on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)

Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.4	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the Company of the determination of a rate of interest under this Agreement.

(b)	In respect of any Fallback Interest Payment, the Agent shall promptly upon a Fallback Interest Payment being determinable notify:

(i)	the Company of that Fallback Interest Payment; and

(ii)	each relevant Lender of the proportion of that Fallback Interest Payment which relates to that Lender’s participation in the relevant Loan.

(c)	The Agent shall promptly notify the Company of each Funding Rate relating to a Loan.

(d)	This Clause 9.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	Subject to Clause 6.2(b) and (c), the Company may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, the Company may select an Interest Period of 1, 3 or 6 Months or any other period agreed between the Company, the Agent and all the Lenders.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	A Loan has one Interest Period only.

(e)	The Interest Period for each HIBOR Loan and Term SOFR Loan comprising a Revolving Loan shall be of the same duration.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Unavailability of Screen Rate

(a)

Interpolated Screen Rate: If no Screen Rate is available for HIBOR for the Interest Period of a HIBOR Loan, the applicable HIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that HIBOR Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for HIBOR for:

(i)	the currency of a HIBOR Loan; or

(ii)	the Interest Period of a HIBOR Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable HIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that HIBOR Loan and for a period equal in length to the Interest Period of that HIBOR Loan.

(c)

Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no HIBOR for that HIBOR Loan and Clause 11.4 (Cost of funds) shall apply to that HIBOR Loan for that Interest Period.

11.1A	Unavailability of Term SOFR

(a)

Interpolated Term SOFR: If Term SOFR is not available for the Interest Period of a Term SOFR Loan, the Reference Rate for such Interest Period shall be Interpolated Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan.

(b)

Historic Term SOFR: If paragraph 11.1A(a) above applies but Interpolated Term SOFR is not available for the Interest Period of the relevant Term SOFR Loan, the Reference Rate for such Interest Period shall be Historic Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan.

(c)

Interpolated Historic Term SOFR: If paragraph 11.1A(b) above applies but Historic Term SOFR is not available for the Interest Period of the relevant Term SOFR Loan, the Reference Rate for such Interest Period shall be Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan.

(d)

Cost of funds: If paragraph (c) above applies but the Interpolated Historic Term SOFR is not available for the Interest Period of the relevant Term SOFR Loan, there shall be no Reference Rate for that Term SOFR Loan and Clause 11.4 (Cost of funds) shall apply to that Term SOFR Loan for that Interest Period.

11.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if HIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the

Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at the relevant Specified Time, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

11.3	Market disruption

If before 5 p.m. in Hong Kong on the Business Day immediately following the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be:

(a)	in respect of a Term SOFR Loan, in excess of the Market Disruption Rate; or

(b)	in respect of a HIBOR Loan, HIBOR,

then Clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

11.4	Cost of funds

(a)	If this Clause 11.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within 5 Business Days of the first day of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)

If this Clause 11.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Majority Lenders and the Company, be binding on all Parties.

(d)	If this Clause 11.4 applies pursuant to Clause 11.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than the Market Disruption Rate; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a)(ii) above, to be the Market Disruption Rate.

(e)

If this Clause 11.4 applies pursuant to Clauses 11.1 (Unavailability of Screen Rate) or 11.1A (Unavailability of Term SOFR) but any Lender participating in that relevant Loan does not supply a quotation by the time specified in paragraph (a)(ii) above, the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders participating in that same relevant Loan.

11.5	Notification to Company

If Clause 11.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Company.

11.6	Break Costs

(a)

The Company shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Term SOFR Loan, HIBOR Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	Subject to paragraph (c) below, the Company shall pay to the Agent (for the account of each Lender):

(i)	a fee in the Base Currency computed at the rate of 0.60 per cent. per annum on that Lender’s Available USD Commitment for the Availability Period; and

(ii)	a fee in Hong Kong dollars computed at the rate of 0.60 per cent. per annum on that Lender’s Available HKD Commitment for the Availability Period.

(b)	The accrued commitment fee is payable:

(i)	on the last day of each successive period of three Months which ends during the Availability Period;

(ii)	on the last day of the relevant Availability Period; and

(iii)	if a Lender’s Commitment is cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Upfront fee

The Company shall pay an upfront fee to the Agent in the amount and at the times agreed in a Fee Letter (for account of each Finance Party specified in that Fee Letter).

12.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Tax definitions

In this Clause 13:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by the Company to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the discretion of the person making the determination (acting reasonably).

13.2	Tax gross-up

(a)

All payments to be made by the Company to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Company is required to make a Tax Deduction, in which case the sum payable by the Company (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)

The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company.

(c)

If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(e)

Each Finance Party entitled to payment under an applicable Finance Document which is eligible for an exemption or reduction of the amount of Tax to be withheld on such payment shall, upon the request of the Company, use its reasonable endeavours to co-operate with the Company in completing any procedural formalities necessary for the Company to obtain authorisation to make that payment without a Tax Deduction.

(f)	Paragraph (e) above does not in any way limit the obligations of the Company under the Finance Documents.

13.3	Tax indemnity

(a)

If any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Company shall, within five Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 13.3 shall not apply:

(i)

to any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)

to any Tax imposed on and calculated by reference to the net income of the Facility Office or other permanent establishment of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office or permanent establishment is located;

(iii)	to a FATCA Deduction required to be made by a Party;

(iv)	to a Bank Levy; or

(v)	to the extent that any loss, liability or cost is compensated for by an increased payment, reimbursement or indemnity under Clause 13.2(a) (Tax gross-up), 13.5 (Stamp taxes) or 13.6 (Indirect tax).

(b)	A Finance Party intending to make a claim under paragraph (a) above shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Company thereof.

(c)	A Finance Party shall, on receiving a payment from the Company under this Clause 13.3, notify the Agent.

13.4	Tax credit

(a)	If the Company makes a Tax Payment and the relevant Finance Party determines that:

(i)

a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required (the “Relevant Tax Credit”) and that Finance Party shall use its reasonable endeavours to co-operate with the Company to obtain the Relevant Tax Credit from the relevant tax authority; and

(ii)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

13.5	Stamp taxes

The Company shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)

within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document, in each case, other than any stamp duty, registration or other similar Tax arising in connection with an assignment, transfer or sub-participation by any Finance Party of any of its rights and / or obligations under any Finance Document.

13.6	Indirect tax

(a)

All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance

Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

13.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.8	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

14.	INCREASED COSTS

14.1	Increased costs

(a)

Subject to Clause 14.3 (Exceptions) the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date it became a party to this Agreement or (ii) compliance with any law or regulation made after the date it became a party to this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement:

(i)	“Basel II” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004;

(ii)	“Basel III” means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(iii)	“Increased Costs” means:

(A)

a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

14.2	Increased cost claims

(a)

A Finance Party (other than the Agent) intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party (other than the Agent) shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply:

(a)	to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Company;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 13.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)

attributable to the implementation or application of, or compliance with Basel II (but excluding any amendment arising out of Basel III) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), but only to the extent that such law or regulation has been implemented prior to the date of this Agreement (or prior to the date on which the relevant Finance Party became a party to this Agreement, if later);

(vi)

attributable to an assignment or transfer of rights and/or obligations under a Finance Document by or to such Finance Party or its Affiliate, to the extent such Finance Party or its Affiliate knew or ought reasonably to have known at the time that the assignment or transfer would result in the Increased Cost; or

(vii)

suffered more than 150 days before the relevant Finance Party notifies the Company of the relevant event giving rise to the claim or, if the relevant claim has arisen due to a change in law that is retrospective, suffered more than 150 days before the relevant Finance Party notifies the Company of the implementation of such change in law; or

(b)	if the relevant Finance Party does not generally require clients that are comparable in nature and business to the Company to indemnify such Finance Party for comparable Increased Costs.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross-up and Indemnities) or Clause 14 (Increased Costs), including:

(i)

providing such information as the Company may reasonably request in order to permit the Company to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)

If any sum due from the Company under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Company; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

Subject to Clause 16.4 (Limitation of liability of the Company) below, the Company shall, within five Business Days of demand, indemnify each Indemnified Person against, and hold each Indemnified Person harmless from, any cost, loss, claim or liability, damages and related reasonable expenses (including reasonable and documented legal fees) incurred by that Indemnified Person as a result of:

(a)	the occurrence of any Event of Default;

(b)

any legal action, legal proceeding, enquiry, investigation, subpoena (or similar order) or litigation with respect to the Company or with respect to the transactions contemplated or financed under this Agreement;

(c)

a failure by the Company to pay any amount due under a Finance Document on its due date or in the relevant currency, including any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(d)

funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Indemnified Person alone); or

(e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

16.3	Indemnity to the Agent

Subject to Clause 16.4 (Limitation of liability of the Company) below, the Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)

investigating any event which it reasonably believes is a Default, provided that if after doing so it is established that the event or matter is not a Default, such cost, loss or liability of investigation shall be for the account of the Lenders;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers or other professional advisers or experts as permitted under this Agreement.

16.4	Limitation of liability of the Company

Notwithstanding any other provision of any Finance Document, the Company will not be liable (and shall not indemnify any Indemnified Person) for:

(a)	any cost, loss or liability incurred or suffered by any Indemnified Person that:

(i)

is determined by a court of competent jurisdiction by a final, non-appealable judgment to have resulted from the gross negligence, bad faith or wilful misconduct of such Indemnified Person (or any of its Affiliates or any of their respective directors, officers, employers, trustees, agents or advisers);

(ii)

has arisen as result of a claim brought by the Company against such Indemnified Person for material breach of such Indemnified Person’s obligations under the Finance Documents if the Company has obtained a final and non-appealable judgment in its favour or such claim as determined by a court of competent jurisdiction; or

(iii)

has arisen as result of a proceeding that does not involve an act or omission by the Company or any of its subsidiaries and that is brought by an Indemnified Person against any other Indemnified Person (other than any proceeding brought against any Administrative Party or any other agent acting on behalf of the Finance Parties in their respective capacities as such); or

(b)	any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages incurred or suffered by any Indemnified Person.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall, within five Business Days of demand, pay the Administrative Parties:

(a)

the amount of all reasonable costs and expenses (limited, with respect to legal fees, to the reasonable and documented fees, charges and disbursements of lead counsels acting for the Agent, Arrangers and Lenders) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of this Agreement and any other documents referred to in this Agreement, including subscription services for communication purposes between the Company, Agent, Arrangers and Lenders, in each case entered into on or prior to the date of this Agreement, in the amount agreed between the Company and the Administrative Parties prior to the date of this Agreement; and

(b)

the amount of all reasonable costs and expenses (limited, with respect to legal fees, to the reasonable and documented legal fees of lead counsels acting for the Agent, Arrangers and Lenders) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution of any other Finance Documents executed after the date of this Agreement, including subscription services for communication purposes between the Company, Agent, Arrangers and Lenders.

17.2	Amendment costs

If the Company requests an amendment, waiver or consent, the Company shall, within five Business Days of demand, reimburse the Agent for the amount of all reasonable costs and expenses (limited, with respect to legal fees, to the reasonable and documented legal fees of lead counsels acting for the Agent, Arrangers and Lenders) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement, including subscription services for communication purposes between the Company, Agent, Arrangers and Lenders.

17.3	Enforcement costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including reasonable and documented legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

The Company makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status and good standing

(a)	It is an exempted company, duly incorporated, validly existing and in good standing under the law of its jurisdiction of incorporation.

(b)

It and each other member of the Group has the power to own its assets and carry on its business as it is being conducted except to the extent where failure to do so does not have, or would not reasonably be expected to have, a Material Adverse Effect.

18.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not:

(a)

conflict with any law (including Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or regulation applicable to it to an extent which has, or would reasonably be expected to have, a Material Adverse Effect;

(b)	conflict with its constitutional documents; or

(c)	breach any agreement or instrument binding upon it or any of its assets, in each case to an extent which has, or would reasonably be expected to have, a Material Adverse Effect.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Authorisations

Subject to the Legal Reservations, all Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its material obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6	Tax

It and each other member of the Group has paid and discharged all Taxes imposed upon it or its assets, in each case, within the time period allowed without incurring penalties, except to the extent (1) the payment of such Taxes is being contested in good faith and, to the extent required by IFRS, adequate reserves have been allocated for the payment of such Taxes, or (2) where failure to pay such Taxes does not have, or would not reasonably be expected to have a Material Adverse Effect.

18.7	Subsidiaries

(a)	As at the date of this Agreement, all of the Subsidiaries of the Company are identified in Schedule 8 (Subsidiaries).

(b)	Each Significant Subsidiary is duly incorporated and validly existing under the law of its jurisdiction of incorporation.

18.8	No event of default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes an event of default under any other agreement or instrument which is binding on it or any other member of the Group or to which its assets or the assets of any other member of the Group are subject, in each case, which has, or would reasonably be expected to have, a Material Adverse Effect.

18.9	Good title to assets

It and each other member of the Group has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the properties and assets necessary to carry on its business as presently conducted to the extent where failure to have such Authorisation, lease or licence would have, or would reasonably be expected to have a Material Adverse Effect.

18.10	Liens

Each member of the Group is in compliance with the covenants set out in Section 2 (Limitation on Liens) of Schedule 9 (Additional Covenants).

18.11	No breach of law

Each member of the Group is in compliance with all laws and regulations applicable to it in its jurisdiction of incorporation and any jurisdiction in which it operates, in each case, except to the extent where non-compliance does not have, or would not reasonably be excepted to have, a Material Adverse Effect.

18.12	No misleading information

All written factual information supplied by it or on its behalf to a Finance Party under or in connection with the Finance Documents was true, complete and accurate in all material respects as at the date it was given and was not misleading in any material respect as at such date.

18.13	Financial statements

(a)	Its Original Financial Statements were prepared in all material respects in accordance with IFRS consistently applied save to the extent expressly disclosed in such financial statements.

(b)

Its Original Financial Statements fairly present in all material respects its financial condition and operations for the period to which they relate, save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in its business or financial condition since the date of its Original Financial Statements.

18.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.15	No proceedings

(a)

So far as it is aware, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or threatened against it or any other member of the Group which are reasonably likely to be determined adversely to the Company or such other member of the Group and which, if so determined against the Company or such other member of the Group, would have, or would reasonably be expected to have, a Material Adverse Effect.

(b)

No judgment or order of a court, arbitral body or agency, which might reasonably be expected to have a Material Adverse Effect, has (so far as it is aware) been made against it or any other member of the Group.

18.16	Insolvency

No:

(a)	corporate action, legal proceeding or other formal procedure or formal step described in paragraph (a) of Clause 22.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 22.8 (Creditors’ process),

has been taken or, to the knowledge of the Company, threatened against the Company and none of the circumstances described in Clause 22.6 (Insolvency) applies to the Company.

18.17	Environmental

(a)	The Company is in compliance with Clause 21.5 (Environmental Compliance) and no circumstances have occurred which would prevent that performance or observation.

(b)

So far as it is aware, no Environmental Claim has been started or threatened against it or any other member of the Group, which is reasonably likely to be determined adversely to the Company or such other member of the Group and which, if so determined against the Company or such other member of the Group, would have, or would reasonably be expected to have, a Material Adverse Effect.

18.18	Anti-Money Laundering Laws and Sanctions

(a)

The operations of any member of the Group are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency having jurisdiction over any member of the Group (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Agency, authority or body or any arbitrator involving any member of the Group with respect to any Anti-Money Laundering Laws is, to the best knowledge of the Company, pending or threatened.

(b)	No member of the Group nor any of their respective directors, officers, employees or, so far as the Company is aware, their agents, advisors or affiliates:

(i)	is a Restricted Party; or

(ii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

18.19	USA PATRIOT Act

To the extent applicable, the Company is in compliance, in all material respects, with the USA PATRIOT Act.

18.20	Investment Company Act

The Company is not an Investment Company (as defined in the Investment Company Act of 1940).

18.21	Margin Regulations

No member of the Group is engaged principally in, or has as one of its important activities, the business of extending credit for the purpose of buying or carrying margin stock.

18.22	Pensions

(a)

The Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, in each case where failure to do so has, or would reasonably be excepted to have, a Material Adverse Effect.

(b)	Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code is so qualified.

(c)	No ERISA Event has occurred or is reasonably expected to occur which has resulted or would be reasonably likely to result in a Material Adverse Effect.

(d)

Except to the extent required under Section 4980B of the Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect.

(e)

As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed US$50,000,000.

(f)

As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed US$50,000,000.

18.23	Repetition

The Repeating Representations are deemed to be made by the Company by reference to the facts and circumstances then existing on the date of each Utilisation Request, the date of each Increase Notice, each Increase Date and the first day of each Interest Period.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any Commitment is in force.

19.1	Financial statements

(a)	Subject to paragraph (b) below, the Company shall supply to the Agent in sufficient copies for all the Lenders:

(i)	as soon as the same become available, but in any event within 90 days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

(ii)

as soon as the same become available, but in any event within 50 days after the end of each Financial Quarter, its unaudited financial statements (in substantially the form set out in Schedule 10, or such other form as agreed between the Agent and the Company) for that Financial Quarter.

(b)

If the financial statements referred to in paragraph (a) above are publicly available on the Company’s, Hong Kong Stock Exchange’s or Securities and Exchange Commission’s website within the time periods specified in paragraph (a) above, then the Company’s obligations set out in paragraph (a) above shall be deemed to be satisfied.

19.2	Compliance Certificate

The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (a)(ii) of Clause 19.1 (Financial statements) or at the same time such financial statements are made publicly available as provided for in paragraph (b) of Clause 19.1 (Financial statements), a Compliance Certificate, signed by at least one director, the chief financial officer, the chief executive officer, or a senior vice president – finance or similar authorised officer, in each case, of the Company, setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up.

19.3	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Company pursuant to Clause 19.1(a) (Financial statements) shall be certified by at least one director, the chief financial officer, the chief executive officer or a senior vice president – finance or similar authorised officer, in each case, of the Company, without personal liability, as fairly representing in all material respects its financial condition as at the date as at which those financial statements were drawn up.

(b)

The Company shall procure that each set of financial statements delivered pursuant to Clause 19.1(a) (Financial statements) is prepared using IFRS in all material respects, save to the extent expressly disclosed in such financial statements.

19.4	Environmental Claims

The Company shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of any Environmental Claim which has been commenced or is threatened (in writing) against any member of the Group, in each case where such

Environmental Claim is reasonably likely to be adversely determined and, if so adversely determined, might reasonably be expected to have a Material Adverse Effect.

19.5	Information: miscellaneous

The Company shall supply to the Agent (unless in respect of paragraphs (a), (d), and (f) below such information is otherwise publicly available on the Company’s, Hong Kong Stock Exchange’s or Securities and Exchange Commission’s website):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened (in writing) or pending against any member of the Group, and which might reasonably be expected to have a Material Adverse Effect;

(c)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which might reasonably be expected to have a Material Adverse Effect;

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request;

(e)

promptly, notice of any change in authorised signatories of the Company, such notice to be signed by a director or company secretary of the Company and to be accompanied by specimen signatures of any new authorised signatories; and

(f)

promptly upon written request by a Finance Party (acting through the Agent), all information to that Finance Party which that Finance Party may reasonably require in respect of any member of the Group in order to manage its money-laundering and terrorist-financing risks or to comply with any applicable Anti-Money Laundering Laws, in each case, except to the extent prohibited by any law applicable to or binding on the Company or any of its assets.

19.6	USA PATRIOT Act

(a)

The Agent and each Lender hereby notify the Company, that pursuant to the requirements of the USA PATRIOT Act, it and each Lender is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow each Lender or the Agent, as applicable, to identify the Company in accordance with the USA PATRIOT Act.

(b)

The Company shall supply to the Agent (unless such information is otherwise publicly available on the Company’s Hong Kong Stock Exchange’s or Securities and Exchange Commission’s website) promptly upon written request by the Agent or a Lender (acting through the Agent), such information regarding the identity of the Company that is required by the Agent or that Lender in order for it to comply with the requirements of the USA PATRIOT Act.

19.7	Notification of default

(a)

The Company shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) and any Event of Default (as defined in the Indenture) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Agent, if it has reasonable grounds for believing there is a continuing Event of Default, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

19.8	Use of websites

(a)

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.9	“Know your customer” checks

(a)

The Company shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Agent, such Lender or any prospective new Lender to conduct all “know your customer” and other similar procedures that it is required (or it reasonably deems desirable) to conduct.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to conduct all “know your customer” and other similar procedures that it is required (or it reasonably deems desirable) to conduct.

(c)

Each Lender shall promptly upon the request of the Company (and at the Company’s expense) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Company (for itself or for the Group) in order for the Company to conduct all due diligence, compliance and other similar procedures that it is required (or it reasonably deems desirable) to conduct.

20.	FINANCIAL COVENANTS

20.1	Definitions

In this Clause 20:

“Asset Sale” means the sale by any member of the Group to any person (other than another member of the Group) of (a) any of the shares of any of such person’s direct Subsidiaries, (b) substantially all of the assets of any division or line of business of any member of the Group, or (c) any other assets (whether tangible or intangible) of any member of the Group (other than (i) inventory or goods sold in the ordinary course of business; (ii) sales, transfers or other dispositions of obsolete, worn out or surplus assets or assets no longer used or useful to the business of the Group; or (iii) any other assets to the extent that the aggregate fair market value of such assets sold by all members of the Group during any Financial Year is less than or equal to US$5,000,000).

“Capital Lease” as applied to any person, means any lease of any property (whether real, personal or mixed) by that person as lessee that, in conformity with IFRS, is accounted for as a capital lease on the balance sheet of that person. For purposes of this Agreement and each other Finance Document, the amount of a person’s obligation under a Capital Lease shall be the capitalized amount thereof, determined in accordance with IFRS, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty; provided that any obligations of a person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such person under IFRS as in effect on the date hereof shall not be treated as Capital Lease as a result of (x) the adoption of changes in IFRS after such date or (y) changes in the application of IFRS after such date.

“Cash” means money, currency or a credit balance (in each case denominated in US dollars, Hong Kong dollars, Patacas, Japanese Yen or Singapore dollars) in a Deposit Account.

“Cash Equivalents” mean:

(a)

(i)

direct obligations of the United States (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States) or obligations fully guaranteed by the United States;

(ii)	obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by any other agency or instrumentality of the United States;

(iii)

interest-bearing demand or time deposits (which may be represented by certificates of deposit) issued by banks having general obligations rated (on the date of acquisition thereof) at least “A” or the equivalent with a “stable” outlook by S&P, Moody’s or Fitch (together with their respective successors and with any other nationally recognized credit rating agency if neither of such corporations is then currently rating the pertinent obligations, a “Rating Agency”) or, if not so rated, secured at all times over assets, described in paragraphs (a)(i) or (a)(ii) of this definition, of a market value of no less than the amount of monies so invested;

(iv)	commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent with a “stable” outlook by any Rating Agency issued by any person;

(v)

repurchase obligations for underlying securities of the types described in paragraphs (a)(i) or (a)(ii) above, entered into with any commercial bank or any other financial institution having long-term unsecured debt securities rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency in connection with which such underlying securities are held in trust or by a third-party custodian;

(vi)

guaranteed investment contracts of any financial institution which has a long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency;

(vii)

obligations (including both taxable and non-taxable municipal securities) issued or guaranteed by, and any other obligations the interest on which is excluded from income for Federal income tax purposes issued by, any state of the United States or District of Columbia or the Commonwealth of Puerto Rico or any political subdivision, agency, authority or instrumentality thereof, which issuer or guarantor has:

(A)	a short-term debt rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent with a “stable” outlook by any Rating Agency; and

(B)	a long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency;

(viii)	investment contracts of any financial institution either:

(A)

fully secured by (1) direct obligations of the United States, (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or (3) securities or receipts evidencing ownership interest in obligations or special portions thereof described in paragraphs (A)(1) or (A)(2), in each case guaranteed as full faith and credit obligations of the United States, having a market value at least equal to 102% of the amount deposited thereunder; or

(B)

with long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with, as of the January 31 or June 30 next preceding any date of determination, a “stable” outlook by any Rating Agency and short-term debt rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent with a “stable” outlook by any Rating Agency;

(ix)	a contract or investment agreement with a provider or guarantor:

(A)

which provider or guarantor is rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency (provided that if a guarantor is a party to the rating, the guarantee must be unconditional and must be confirmed in writing prior to any assignment by the provider to any subsidiary of such guarantor);

(B)	providing that monies invested shall be payable to the Agent without condition (other than notice) and without brokerage fee or other penalty; and

(C)

stating that such contract or agreement is unconditional, expressly disclaiming any right of setoff and providing for immediate termination in the event of insolvency of the provider and termination upon demand of the Agent (which demand shall only be made at the direction of the Company) after any payment or other covenant default by the provider; or

(x)	any debt instruments of any person which instruments are rated (on the date of acquisition thereof) at least “A,” “A2,” “A-1” or “P-1” or the equivalent with a “stable” outlook by any Rating Agency, provided that in each case of paragraphs (i) through (x) above, such investments are denominated in US dollars, Hong Kong dollars, Patacas, Japanese Yen or Singapore dollars, as applicable, and maturing not more than 13 months from the date of acquisition thereof;

(b)	investments in any money market fund which is rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency;

(c)

investments in mutual funds sponsored by any securities broker-dealer of recognized national standing having an investment policy that requires substantially all the invested assets of such fund to be invested in investments described in any one or more of the foregoing paragraphs and having a rating (on the date of acquisition thereof) of at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency;

(d)

demand or time deposits or money market mutual funds issued by any (1) bank or other financial institution listed in Schedule 12 (List of financial institutions) or any Affiliate thereof, or (2) Acceptable Bank;

(e)

instruments equivalent to those referred to in paragraphs (b), (c) and (d) above denominated in US dollars, Hong Kong dollars, Patacas, Japanese Yen or Singapore dollars comparable in credit quality and customarily used by multinational companies with operations in Macau and Hong Kong for cash management purposes;

(f)	short-term investments denominated in US dollars Hong Kong dollars, Patacas, Japanese Yen or Singapore dollars, approved by the Agent in its reasonable discretion; or

(g)	demand or time deposits or money market mutual funds issued by any bank or other institution that is reasonably acceptable to the Agent.

“Consolidated Adjusted EBITDA” means, for any period, the sum of the amounts (without duplication) for such period of:

(a)	Consolidated Net Income;

(b)	Consolidated Interest Expense;

(c)	capitalized interest and non-cash interest to the extent deducted in calculating Consolidated Net Income;

(d)

provision for federal, state, local and foreign income or complementary tax, franchise tax and state and similar taxes imposed in lieu of income taxes, in each case, to the extent deducted in calculating Consolidated Net Income;

(e)	total depreciation expense, to the extent deducted in calculating Consolidated Net Income;

(f)

total amortization expense (including amortization of the land premium paid pursuant to a Land Concession Contract or any other land concession contract held by the Company or any of its Subsidiaries), to the extent deducted in calculating Consolidated Net Income;

(g)	non-recurring charges and expenses taken in such period, of up to US$15,000,000 in the aggregate in any financial year, with unused amounts within such cap being usable in succeeding periods;

(h)	corporate expense incurred in such period of up to US$20,000,000 in the aggregate in any financial year;

(i)	non-recurring expenses of up to US$10,000,000 in the aggregate in any financial year in connection with the financing transactions contemplated herein;

(j)	total pre-opening and development expenses, to the extent deducted in calculating Consolidated Net Income consistent with the reported line item on the Company’s financial statements;

(k)	other non-cash items (including non-cash corporate expenses) reducing Consolidated Net Income; and

(l)	the amount of any impairment loss (gain) on property and equipment,

less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for the Company in conformity with IFRS.

“Consolidated Interest Coverage Ratio” means, as at any Quarter Date, the ratio computed for the period consisting of the Financial Quarter as to which such Quarter Date relates and each of the three immediately preceding full Financial Quarters of (a) Consolidated Adjusted EBITDA (for all such Financial Quarters) to (b) the sum (for all such Financial Quarters) of, without duplication, (i) Consolidated Net Interest Expense and (ii) capitalized interest to the extent paid in cash during such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with IFRS but excluding (a) capitalized interest, (b) payment-in-kind interest, (c) non-cash expense related to finance lease liabilities on leasehold interest in land and (d) additional amounts payable by the Company pursuant to Clause 14 (Increased Costs)) of the Company on a consolidated basis with respect to all outstanding Financial Indebtedness of the Company, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding, however, amortization of debt issuance costs and deferred financing fees, and any fees and expenses payable to the Agents or Lenders in connection with this Agreement. For purposes of the foregoing, interest expense of the Company shall be determined after giving effect to any net payments made (including any financing costs calculated in accordance with IFRS) or received by the Company with respect to Hedging Agreements, including the effect of any interest rate cap obtained by the Company.

“Consolidated Interest Income” means, in any period, total interest income of the Company on a consolidated basis on any Cash, Cash Equivalents or other investments.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of the Financial Quarter ending on such date and each of the three immediately preceding Financial Quarters.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and each other member of the Group on a consolidated basis for such period taken as a single accounting period determined in conformity with IFRS and before any reduction in respect of preferred stock dividends; provided that there shall be excluded, without duplication:

(a)

the income (or loss) of any person (other than a member of the Group), except to the extent of the amount of dividends or other distributions actually paid to the Company by such person during such period (but net of any applicable taxes payable in connection therewith);

(b)

the income (or loss) of any person accrued prior to the date it is merged into or consolidated with the Company or any other member of the Group or that person’s assets are acquired by the Company or any other member of the Group;

(c)	any after-tax gains or losses attributable to:

(i)	Asset Sales;

(ii)	returned surplus assets of any Pension Plan; or

(iii)	the disposition of any Securities or the extinguishment of any Financial Indebtedness of any member of the Group;

(d)	the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through tax entity to a “C-corporation” or other entity taxed similarly;

(e)	any net extraordinary gains or net extraordinary losses;

(f)	amortization or charges associated with any refinancing;

(g)	any premiums, costs, amortization and charges associated with (x) the incurrence of the Facility and (y) any amendments, modifications or supplements to any agreement relating to Financial Indebtedness (including the Finance Documents), including any costs or expenses paid to any Finance Party or their respective Affiliates pursuant to the terms hereof;

(h)	additional amounts payable by the Company pursuant to Clause 14 (Increased Costs); and

(i)

any compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights; provided, further, that no effect shall be given to any non-cash minority interest in any member of the Group permitted hereunder for purposes of computing Consolidated Net Income.

“Consolidated Net Interest Expense” means, for any period, Consolidated Interest Expense after deducting any Consolidated Interest Income for such period

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Financial Indebtedness of the Company and each member of the Group (other than (1) paragraph (g) and (unless called and outstanding) paragraph (i) of the definition of Financial Indebtedness, (2) any Financial Indebtedness owed by a member of the Group to another member of the Group and (3) any Financial Indebtedness owed by the Company or any other member of the Group (including any Financial Indebtedness in respect of the Subordinated Term Loan) that is, pursuant to the terms of such Financial Indebtedness, subordinated and subject in right of payment to the prior payment in full of the Facility), determined on a consolidated basis in accordance with IFRS.

20.2	Financial condition

The Company must ensure that:

(a)	the Consolidated Leverage Ratio as at the last day of any Financial Quarter shall not exceed the corresponding ratio as set out in the table below; and

Financial Quarter	Consolidated Leverage Ratio (not to exceed stated ratio)
Financial Quarters during the financial years ended 31 December 2018 and 31 December 2019 respectively	4.00 to 1.00
Financial Quarter ending on 31 March 2024	6.25 to 1.00
Financial Quarter ending on 30 June 2024	5.50 to 1.00
Financial Quarter ending on 30 September 2024	5.00 to 1.00
Financial Quarter ending on 31 December 2024	4.50 to 1.00

Financial Quarter ending on 31 March 2025, and subsequent Financial Quarters	4.00 to 1.00

(b)	the Consolidated Interest Coverage Ratio as at the last day of any Financial Quarter is greater than 2.50 to 1.00,

provided that the Company shall not be required to comply with this Clause 20.2 during the period beginning on 1 January 2020 and ending on 1 January 2024 (both dates inclusive, but other than with respect to the financial year ended on 31 December 2019).

20.3	Financial testing

The financial covenants set out in Clause 20.2 (Financial condition) shall be calculated in accordance with IFRS and tested by reference to each of the financial statements delivered pursuant to paragraph (a)(i) or (a)(ii) of Clause 19.1 (Financial statements) or made publicly available as provided for in paragraph (b) of Clause 19.1 (Financial statements) and each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any Commitment is in force.

21.1	Authorisations

The Company shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required to:

(a)	enable it to perform its material obligations under the Finance Documents; and

(b)	subject to the Legal Reservations, to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

Each member of the Group shall comply in all respects with all laws (including any anti-money laundering, anti-bribery and corruption laws and regulations and Sanctions) to which it may be subject, if failure so to comply would have, or would reasonably be expected to have, a Material Adverse Effect.

21.3	Pari passu ranking

The Company shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.4	Change of business

The Company shall ensure that:

(a)

no substantial change is made to the general nature of the business of Group from that carried on at the date of this Agreement (except that this paragraph (a) shall not restrict any member of the Group from entering into or carrying out any business that is ancillary, beneficial or otherwise reasonably related to the business of the Group carried on at the date of this Agreement); and

(b)	the shares of the Company are listed on the Stock Exchange of Hong Kong Limited.

21.5	Environmental compliance

The Company shall (and the Company shall ensure that each member of the Group will) comply with all Environmental Law and obtain and maintain any Environmental Permits, in each case, where failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

21.6	Tax

The Company shall (and the Company shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties, in each case, except to the extent (1) the payment of such Taxes is being contested in good faith and, to the extent required by IFRS, adequate reserves have been allocated for payment of such Taxes, or (2) where failure to do so would not have, or would not reasonably be expected to have a Material Adverse Effect.

21.7	Maintenance and preservation of assets

The Company shall (and the Company shall ensure that each member of the Group will) maintain (or otherwise replace) and preserve, in good working order and condition (fair wear and tear excepted) all of its assets required for the operation of its business to the extent that failure to do so would have, or would reasonably be expected to have a Material Adverse Effect.

21.8	Insurance

(a)

The Company shall (and the Company shall ensure that each member of the Group will) maintain insurances (which may include self-insurance) on and in relation to its business and material assets against all material risks to the extent (1) as is usual for companies carrying on the same or substantially similar business and (2) where failure to do so would have, or would reasonably be expected to have a Material Adverse Effect.

(b)

All insurances (other than self-insurance) must be with reputable independent insurance companies or underwriters that the Company believes (in good faith, at the time the insurance is procured) are financially sound and responsible.

21.9	Anti-Money Laundering Laws and Sanctions

(a)

The Company shall (1) ensure that each member of the Group and each of their respective officers, directors and employees and (2) use reasonable endeavours to ensure that the agents, advisors and affiliates of each member of the Group, in each case, conduct their businesses in compliance in all material respects with applicable anti-corruption and anti-bribery laws and regulations to the extent where failure to do so has, or would reasonably be expected to have, a Material Adverse Effect.

(b)

Without prejudice to the generality of paragraph (a) above, the Company shall not use, directly or indirectly, any part of the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the USA Foreign Corrupt Practices Act.

(c)

The Company shall ensure that it and each member of the Group complies with all Anti-Money Laundering Laws to which it may be subject to the extent where failure to do so has, or would reasonably be expected to have, a Material Adverse Effect.

(d)

No portion of the proceeds of any Loan shall be used by the Company or any of its Subsidiaries (or, to the actual knowledge of the Company or any of its Subsidiaries, any of their Affiliates) for business activities:

(i)	involving any person falling within the scope of paragraph (a) of the definition of Restricted Party;

(ii)	relating to any country or territory falling within the scope of paragraph (b) of the definition of Restricted Party; or

(iii)	prohibited by, or otherwise in breach of, Sanctions.

21.10	Access

If an Event of Default has occurred and is continuing, the Company shall, subject to any confidentiality or secrecy obligations under the law of any jurisdiction the Group operates in, permit the Agent and/or its professional advisors to access (at reasonable times and on reasonable notice) to inspect the books, accounts and records of the Company provided that in exercising such right, the Agent and/or its professional advisors shall have regard for the need to keep disruption to the business to a minimum.

21.11	Financial year

The Company shall not change its financial year end from 31 December.

21.12	Margin Regulations

No portion of the proceeds of any Loan shall be used by the Company or any Significant Subsidiary in any manner that would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of

Governors of the Federal Reserve System or any other regulation of the Board of Governors of the Federal Reserve System.

21.13	Use of Proceeds

The Company shall not apply any proceeds of any Loan directly towards financing the equipping or fitting out of casinos, including, without limitation, the purchase of any gaming equipment and utensils.

21.14	Additional covenants

In addition to the covenants contained in this Clause 21, the Company shall comply with the covenants set out in Schedule 9 (Additional covenants).

21.15	Restriction on dividends

(a)	At any time during the period from (and including) 1 July 2020 to (and including) 1 January 2025, if:

(i)	the Total Commitments exceed US$2,000,000,000 by operation of Clause 2.1A (Increase); and

(ii)	the Consolidated Leverage Ratio specified in the most recent Compliance Certificate received by the Agent is greater than 4.0x,

then the Company shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Company, unless, after giving effect to such payment, the Liquidity is greater than US$2,000,000,000.

(b)	In this Clause 21.15:

“Liquidity” means, as of any date of determination, the sum of (i) the aggregate amount of Cash and Cash Equivalents of the Company on such date and (ii) the aggregate amount of the Available Facility and unused commitments under other credit facilities of the Company.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 22 (other than Clause 22.15 (Acceleration)) is an Event of Default.

22.1	Non-payment

The Company does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	in the case of interest, payment is made within 10 days of its due date;

(b)	in the case of costs, fees and expenses, payment is made within 5 days of its due date; or

(c)	without prejudice to paragraphs (a) and (b) above, its failure to pay is caused by:

(i)	administrative or technical error(s); or

(ii)	a Disruption Event; and

payment is made within 3 Business Days of its due date.

22.2	Financial covenants and other obligations

Any requirement of Clause 20.2 (Financial condition) is not satisfied or the Company does not comply with the provisions of Clause 3.1 (Purpose) or 21.13 (Use of Proceeds).

22.3	Other obligations

(a)	The Company does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants and other obligations)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by the Company in the Finance Documents or any other document delivered by or on behalf of the Company under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 30 days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the misrepresentation.

22.5	Cross payment default and cross acceleration

(a)	Any Financial Indebtedness of the Company or any of its Significant Subsidiaries is not paid when due.

(b)

Any Financial Indebtedness of the Company or any of its Significant Subsidiaries is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraph (a) and (b) above is less than US$250,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)

The Company or any of its Significant Subsidiaries is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of the Company or any of its Significant Subsidiaries.

22.7	Insolvency proceedings

Any corporate action, legal proceedings or other formal procedure or formal step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company or any of its Significant Subsidiaries;

(b)

a composition or arrangement with any creditor of the Company or any of its Significant Subsidiaries, or an assignment for the benefit of creditors generally of the Company or any of its Significant Subsidiaries or a class of such creditors;

(c)

the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any the Company or any of its Significant Subsidiaries or any of their material assets; or

(d)	enforcement of any Security over any material assets of the Company or any of its Significant Subsidiaries,

or any analogous procedure or step is taken in any jurisdiction.

Paragraphs (a) to (d) above shall not apply to any winding-up petition which is (A) being contested in good faith or (B) is discharged, stayed or dismissed within 60 days of commencement.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Company or any of its Significant Subsidiaries having an aggregate value of not less than US$250,000,000 (or its equivalent in any other currency or currencies) unless such process is (A) contested in good faith or (B) is discharged, stayed or dismissed within 60 days of commencement.

22.9	Material Judgement

It or any of its Significant Subsidiaries fails to pay final non-appealable judgments (not paid or covered by insurance as to which the relevant insurance company has not denied responsibility) rendered against the Company or any Significant Subsidiary which (1) in aggregate exceed US$250,000,000 (or its equivalent in any other currency or currencies) and (2) are not paid, bonded, discharged or stayed within 60 days of the making of such final non-appealable judgement.

22.10	Unlawfulness

It is or becomes unlawful for the Company to perform any of its material obligations under the Finance Documents.

22.11	Repudiation

The Company repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.12	ERISA Events

There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in a Material Adverse Effect.

22.13	Gaming triggering event

The Group no longer owns or manages casino or gaming areas or operates casino games of fortune and chance in Macau in substantially the same manner as the Group owns or manages casino or gaming areas or operates casino games as at the date of this Agreement, for a period of thirty consecutive days or more, and such event:

(a)	arises due to any change in Gaming Law or any action by a Gaming Authority; and

(b)	results in a Material Adverse Effect.

22.14	Loss of Land Concession Contract

Macau takes any formal measure seeking forfeiture, termination or rescission of any Land Concession Contract, provided that

(a)

if the Company or other member of the Group that holds such Land Concession Contract appeals such formal measure taken by Macau, then the Majority Lenders shall, based on a reasonable assessment of the merits of such appeal and its likelihood of success in suspending or curing such formal measure taken by Macau, waive such Event of Default for a period of time determined in the reasonable discretion of the Majority Lenders (but, for the avoidance of doubt, in the event that the Majority Lenders, based on a reasonable assessment of the merits of such appeal, do not conclude that such appeal is likely to succeed in suspending or curing such formal measure taken by Macau, then the Majority Lenders shall not be obligated to waive such Event of Default for any period of time); and

(b)

to the extent a formal measure is comprised of a notice from Macau to a member of the Group that specifically provides for a cure or grace period in connection therewith, or if the Company or other relevant member of the Group is entitled to a grace or cure period by contract or operation of law, no Event of Default shall be deemed to have occurred (A) until such cure or grace period has expired (if and for so long as (i) the relevant circumstance, event or action is reasonably susceptible to cure by the Company or the relevant member of the Group within the designated cure or grace period, (ii) the Company or the relevant member of the Group provides prompt notice to the Agent that it intends to cure such event or action and provides reasonably detailed information regarding the specific nature of such intended cure, and (iii) the Company or the relevant member of the Group is actively pursuing such cure) and (B) if, following the expiry of such period, such Event of Default is no longer continuing.

22.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	without prejudice to the participations of any Lender in any Loans then outstanding:

(i)	cancel the Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(ii)

cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly); and/or

(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 8

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights;

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to a Qualified Financial Institution (the “New Lender”).

23.2	Conditions of assignment, sub-participation or transfer

(a)	The consent of the Company (not to be unreasonably withheld or delayed) is required for any assignment or transfer by a Lender pursuant to this Clause 23 unless:

(i)	an Event of Default as described in Clauses 22.1 (Non-payment), 22.6 (Insolvency), 22.7 (Insolvency proceedings) or 22.8 (Creditors’ process) is continuing; or

(ii)	the assignment or transfer is to:

(A)	another Lender or an Affiliate of a Lender (provided such Affiliate is not a Disqualified Financial Institution); or

(B)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender (provided such Related Fund is not a Disqualified Financial Institution).

(b)	A transfer will be effective only if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(c)	An assignment will be effective only if the procedure and conditions set out in Clause 23.6 (Procedure for assignment) are complied with.

(d)	A Lender may only sub-participate its Commitments under the Finance Documents to a Qualified Financial Institution. The consent of the Company is not required for such sub-participation.

(e)	If:

(i)	a Lender assigns, sub-participates or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, sub-participation, transfer or change occurs, the Company would be obliged to make a payment to the New Lender, the Lender for the benefit of a sub-participant or the Lender acting through its new Facility Office under or by operation of Clauses 13.2 (Tax gross-up), 13.3 (Tax indemnity) or 14 (Increased Costs), then the New Lender or Lender is only entitled to receive payment under that Clause to the same extent as the Existing Lender or the Lender would have been if the assignment, sub-participation transfer or change had not occurred.

(f)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(g)

Any Existing Lender that sub-participates any of its Commitments under the Finance Documents pursuant to this Clause 23 must retain all discretions and control over its voting rights afforded to it under the Finance Documents with respect to such Commitments, to the exclusion of the sub-participant, other than in relation to those matters set out in Clause 33.2 (All-Lender matters).

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,000.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any member of the Group;

(iii)	the performance and observance by the Company of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in this

Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Company of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 23.2 (Conditions of assignment, sub-participation or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.12 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Company and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

the Company and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Company and the New Lender have assumed and/or acquired the same in place of the Company and the Existing Lender;

(iii)

the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

(d)

The procedure set out in this Clause 23.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

23.6	Procedure for assignment

(a)

Subject to the conditions set out in Clause 23.2 (Conditions of assignment, sub-participation or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall not be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender.

(c)	Subject to Clause 23.12 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by the Company and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the Company or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by the Company from the obligations owed to the Company by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment, sub-participation or transfer).

(e)

The procedure set out in this Clause 23.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

23.7	Sub-participation by Lenders

Without prejudice to Clause 23.2 (Conditions of assignment, sub-participation or transfer), if requested in writing by the Company, each Lender shall within 10 Business Days of such request, provide the Company with confirmation of whether it has sub-participated any of its Commitments.

23.8	Copy of Transfer Certificate or Assignment Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

23.9	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

23.10	Exclusion of Agent’s liability

In relation to any assignment or transfer pursuant to this Clause 23, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

23.11	Security over Lenders’ rights

(a)

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from the Company, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(i)

any charge, assignment or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any transfer or assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of and to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(ii)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(A)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(B)

require any payments to be made by the Company other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)

The limitations on assignments or transfers by a Lender set out in any Finance Document, in particular in Clause 23.1 (Assignments and transfers by the Lenders), Clause 23.2 (Conditions of assignment, sub-participation or transfer) and Clause 23.3 (Assignment or transfer fee), shall not apply to the creation of Security pursuant to paragraph (a) above.

(c)

The limitations and provisions referred to in paragraph (b) above shall further not apply to any assignment or transfer of rights under the Finance Documents or of the securities issued by the special purpose vehicle, made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Security created pursuant to paragraph (a) above.

(d)

The Parties agree that any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to whom Confidential Information has been disclosed pursuant to Clause 34 (Confidential Information) may disclose such Confidential Information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents or the securities issued by the special purpose vehicle in connection with the enforcement of such Security, provided that no Confidential Information may be disclosed as result of such assignment, transfer or enforcement to any Disqualified Financial Institution.

23.12	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) or any assignment pursuant to Clause 23.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than three Months, on the next of the dates which falls at three-monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender;

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.12, have been payable to it on that date, but after deduction of the Accrued Amounts; and

(C)

any amendment or waiver that has the effect of changing or which relates to the Accrued Amounts or the date of payment of the Accrued Amounts shall not be made without the prior consent of the Existing Lender.

(b)	In this Clause 23.12, references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 23.12 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

23.13	Register

(a)

The Agent shall maintain a copy of each Assignment Agreement and Transfer Certificate delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of each Lender, from time to time (the “Register”).

(b)

The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

24.	ASSIGNMENTS AND TRANSFERS BY THE COMPANY

The Company may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except with the prior written consent of all the Lenders.

SECTION 9

THE FINANCE PARTIES

25.	ROLE OF THE ADMINISTRATIVE PARTIES AND OTHERS

25.1	Appointment of the Agent

(a)	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each of the Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all-Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may (subject to the terms of the Finance Documents) act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)

Without prejudice to Clause 23.8 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement, it shall promptly notify the other Finance Parties.

(g)

The Agent shall promptly upon the request of a Lender circulate to that Lender an overview of each Disqualified Financial Institution notified to the Agent by the Company in accordance with paragraphs (a), (e) and (f) of the definition of Disqualified Financial Institution.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes any Administrative Party as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)

Without prejudice to the generality of paragraphs (a) and (b) above, any Administrative Party, any Lender and any of their respective Affiliates (collectively, the “Relevant Parties”), may have economic interests that conflict with the Company, any other member of the Group, their stockholders and/or their affiliates. The Company agrees that nothing in the Finance Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Relevant Party, on the one hand, and the Company, any other member of the Group, their stockholders or their affiliates, on the other. The Company acknowledges and agrees that (i) the transactions contemplated by the Finance Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Relevant Parties, on the one hand, and the Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Relevant Party has assumed an advisory or fiduciary responsibility in favour of the Company, any other member of the Group, their stockholders or their affiliates with respect to the transactions contemplated by the Finance Documents (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Relevant Party has advised, is currently advising or will advise the Company, any other member of the Group, their stockholders or their affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in the Finance Documents and (y) each Relevant Party is acting solely as principal and not as the agent or fiduciary of the Company, its management, stockholders, creditors or any other person. The Company acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that any Relevant Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

25.6	Business with the Group

Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.7	Rights and discretions of the Agent

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised.

(c)	The Agent may engage, and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)

Without prejudice to the generality of paragraph (g) above, the Agent shall, as soon as reasonably practicable, disclose the identity of any Defaulting Lender or Non-Consenting Lender to the Company and to the other Finance Parties.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.8	Responsibility for documentation

No Administrative Party is responsible for:

(a)

the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, the Company or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 25 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Ordinance.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige any Administrative Party to conduct:

(i)	any “know your customer” or other procedures in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such procedures or check it is required to conduct and that it shall not rely on any statement in relation to such procedures or check made by any Administrative Party.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

25.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.10 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Company pursuant to a Finance Document).

25.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Macau or Hong Kong as successor by giving notice to the other Finance Parties and the Company.

(b)

Alternatively, the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (with the consent of the Company) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (with the consent of the Company) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

(g)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents:

(i)

the Agent fails to respond to a request under Clause 13.7 (FATCA information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 13.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

25.13	Replacement of the Agent

(a)

Subject to paragraph (b) below, the Majority Lenders (with the consent of the Company) may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent, provided that the successor Agent and the Swing Line Lender are able to advance a Swing Line Loan to the Company within the time period outlined in Clause 5 (Utilisation).

(b)

Notwithstanding any other provision of this Agreement, if, at any time, the Agent becomes an Impaired Agent, the Majority Lenders (with the consent of the Company) may, by giving 30 days’ notice to the Agent (or such shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(c)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(d)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (c) above) but shall remain entitled to the benefit of Clause 25.11 (Lenders’ indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.14	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)

The Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Company or any Affiliates of the Company on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

25.15	Relationship with the Lenders

(a)

Subject to Clause 23.12 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (a)(ii) of Clause 29.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.17	Agent’s management time

Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 17 (Costs and Expenses) and Clause 25.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

25.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.19	Role of Reference Banks

No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers (whether by set-off or otherwise) any amount from the Company other than in accordance with Clause 27 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.6 (Partial payments).

26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Company and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 27.6 (Partial payments) towards the obligations of the Company to the Sharing Finance Parties.

26.3	Recovering Finance Party’s rights

(a)

On a distribution by the Agent under Clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Company, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Company.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Company shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Company.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 26, have a valid and enforceable claim against the Company.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Agent

(a)

On each date on which the Company or a Lender is required to make a payment under a Finance Document, the Company or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

27.2	Distributions by the Agent

(a)

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Company) and Clause 27.4 (Clawback and pre-funding), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

(b)

The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 23 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

27.3	Distributions to the Company

The Agent may (with the consent of the Company or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Company before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Company:

(i)	the Agent shall notify the Company of that Lender’s identity and the Company shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Company shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

27.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, the Company or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 27.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Company or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 27.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 25.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 27.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

27.6	Partial payments

(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Company under those Finance Documents, the Agent shall apply that payment (the Base Currency Amount of such partial payment being the “Partial Payment Amount”) towards the obligations of the Company under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to any Administrative Party under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (i) above) or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment of the principal of any Swing Line Loan due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment of any principal of any Revolving Loan due but unpaid under this Agreement as follows:

(A)	towards payment of the principal then due and outstanding under the Term SOFR Loan component of such Revolving Loan in an amount equal to:

(aggregate amount of the Term SOFR Loans due but unpaid / the aggregate Base Currency Amount of the Revolving Loans due but unpaid) * Partial Payment Amount; and

(B)	towards payment of the principal then due and outstanding under the HIBOR Loan component of such Revolving Loan in an amount equal to:

(aggregate amount of the HIBOR Loans due but unpaid / the aggregate amount of the Revolving Loans due but unpaid converted into HKD at the USD / HKD Exchange Rate) * Partial Payment Amount converted in to HKD at the USD / HKD Exchange Rate, and pro rata between the Lenders participating in such Revolving Loans; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(v) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Company.

27.7	No set-off by the Company

All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Company under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

27.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

27.11	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

28.	SET-OFF

A Finance Party may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or other electronic communication.

29.2	Addresses

The address, electronic mail and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address, electronic mail, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax or electronic mail, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Company shall be sent through the Agent.

(d)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.4	Notification of address and fax number

Promptly upon changing its address, email address or fax number, the Agent shall notify the other Parties.

29.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

29.6	Electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between the Company and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 29.6.

29.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and:

(a)	with respect to a Term SOFR Loan, a year of 360 days;

(b)	with respect to a HIBOR Loan, a year of 365 days;

(c)	with respect to a USD Swing Line Loan, a year of 360 days;

(d)	with respect to an HKD Swing Line Loan, a year of 365 days;

(e)	with respect to the calculation of any commission or fee payable in US dollars, 360 days;

(f)	with respect to the calculation of any commission or fee payable in Hong Kong dollars, 365 days; or

(g)	in any case where the practice in the Relevant Market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)

Subject to Clause 8 (Extension), Clause 33.2 (All-Lender matters) and Clause 33.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

(c)	Paragraph (c) of Clause 23.12 (Pro rata interest settlement) shall apply to this Clause 33.

33.2	All-Lender matters

(a)	An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	any provision which expressly requires the consent of all the Lenders;

(iii)

Clause 2.2 (Finance Parties’ rights and obligations), Clause 5.2(a) (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 23 (Changes to the Lenders), Clause 26 (Sharing among the Finance Parties), this Clause 33, Clause 37 (Governing Law) and Clause 38.1 (Jurisdiction of Hong Kong courts), shall not be made without the prior consent of all the Lenders.

(b)	An amendment to any term of any Finance Document that has the effect of changing or which relates to Clause 7.2 (Change of Control) shall not be made without the prior consent of all the Lenders.

33.3	Other exceptions

(a)

An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers or the Swing Line Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Arrangers and/or the Swing Line Lender, as the case may be.

(b)

An amendment or waiver of any term of any Finance Document which relates to the provision of a Swing Line Loan or the rights or obligations of the Swing Line Lender in its capacity as Swing Line Lender shall only require the consent of the Swing Line Lender and the Company.

(c)	The consent of a New Lender (as defined in Clause 23.1 (Assignments and transfers by the Lenders)) shall only be required for an amendment or waiver that relates to:

(i)	an extension to the date of payment of any amount due to that New Lender under the Finance Documents;

(ii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable to that New Lender under the Finance Documents; or

(iii)	subject to Clause 8 (Extension), an increase in any Commitment of that New Lender.

(d)	An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)	an extension to the date of payment of any amount due to a Lender under the Finance Documents;

(ii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission, in each case, payable to a Lender;

(iii)	a change in currency of payment of any amount due to a Lender under the Finance Documents; or

(iv)

subject to Clause 8 (Extension), any variation in any Commitment of a Lender, an extension of the Availability Period for or any requirement that a cancellation of Commitments reduces the Commitments of a Lender, shall not be made without the prior written consent of the affected Lender.

(e)

This Agreement may be amended by the Agent (without any further instruction from any Lender) and the Company without the consent of any other Party to cure defects, typographical errors, resolve ambiguities or reflect changes, in each case, of a minor technical or administrative nature.

33.4	Replacement of Published Rate

(a)	[Reserved]

(b)

Subject to paragraph (a) of Clause 33.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(ii)	(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(c)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph (b) above within 15 Business Days of that request being made,

unless the Company and the Agent agree to a longer time period in relation to such request:

(i)

its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

33.5	Replacement of a Lender

(a)	If at any time any Lender becomes a:

(i)	Non-Consenting Lender;

(ii)	Defaulting Lender;

(iii)	Non-Extending Lender; or

(iv)	Increased Costs Lender,

then the Company may, on not less than five Business Days’ prior notice to the Agent and that Lender:

(A)

replace that Lender by causing it to (and that Lender shall) transfer all or any party of its rights and obligations under the Finance Documents (including that Lender’s Available Commitment) to one or more Lenders or other persons selected by the Company (in each case which confirms its willingness to assume the relevant rights and obligations) (a “Replacement Lender”) for a purchase price equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans to be transferred and all accrued interest and fees and other amounts payable to it under the Finance Documents in respect of such participation (the “Replacement Amount”); and / or

(B)

prepay (or procure that another member of the Group prepays) all or any part of that Lender’s participation in the outstanding Loans and all accrued interest and fees and other amounts payable to it under the Finance Documents in respect of such participation; and / or

(C)	cancel all or any Commitments of that Lender.

Any notice delivered under this paragraph (a) exercising any rights under (A) above shall be accompanied by a Transfer Certificate complying with Clause 23.5 (Procedure for transfer), which Transfer Certificate shall be immediately executed by the relevant Non-Consenting Lender, Defaulting Lender, Non-Extending Lender or, as the case may be, Increased Costs Lender and returned to the Company. Notwithstanding the requirements of Clause 23 (Change to the Lenders) or any other provisions of the Finance Documents, if a Lender does not execute and/or return a duly executed Transfer Certificate as required by this paragraph (a) within five Business Days of delivery by the Company, the relevant transfer or transfers shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the Replacement Amount to the Agent (for the account of the relevant Lender).

(b)	Unless otherwise agreed by the Majority Lenders, the replacement or prepayment of a Lender pursuant to this Clause 33.4 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent (in its capacity as agent) pursuant to paragraph (a) above; and

(ii)	neither the Agent nor the Lender shall have the obligation to the Company to find a Replacement Lender.

(c)	For the purposes of this Clause 33.4:

(i)	“Non-Consenting Lender” means:

(A)

any Lender which does not agree to a consent to, or a departure from, or waiver or amendment of, any provision of the Finance Documents which has been requested by the Company (or the Agent on its behalf) where the requested consent, waiver or amendment is one which requires greater than Majority Lender consent pursuant to this Agreement and has been agreed to by the Majority Lenders; and/or

(B)	any Lender whose Commitment has been excluded in relation to any request pursuant to Clause 33.6 (Excluded Commitments) on more than one occasion;

(ii)

“Increased Costs Lender” means a Lender to whom the Company becomes obligated to pay any amount pursuant to Clause 7.1 (Illegality), Clause 13 (Tax Gross-up and Indemnities) or Clause 14 (Increased Costs).

33.6	Excluded Commitments

(a)

Subject to paragraph (b) below, if any Lender fails to respond to a request for a consent, waiver or amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days of that request being made, unless the Company and the Agent agree to a longer time period in relation to such request:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(b)

The period of 15 Business Days referred to in paragraph (a) above shall be reduced to 10 Business Days if any request or vote of Lenders relates to any action to be taken in accordance with Clause 22.15 (Acceleration) upon the occurrence of an Event of Default under Clause 22.13 (Gaming triggering event).

33.7	Disenfranchisement of Defaulting Lenders

(a)

For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s (1) HKD Commitments will be reduced by the amount of its Available HKD Commitments and (2) USD Commitments will be reduced by the amount of its Available USD Commitments.

(b)	For the purposes of this Clause 33.7, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.	CONFIDENTIAL INFORMATION

34.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 34.2 (Disclosure of Confidential Information) and Clause 34.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Company and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under paragraph (b) of Clause 25.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C)

in relation to paragraphs (v) or (vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Company if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

34.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and the Company the following information:

(i)	name of the Company;

(ii)	country of domicile of the Company;

(iii)	place of incorporation of the Company;

(iv)	date of this Agreement;

(v)	Clause 37 (Governing Law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility;

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	the Termination Date;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Company by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or the Company; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Company by such numbering service provider.

34.4	Disclosure to market data collectors

Each Finance Party may disclose the existence of this Agreement and the information about this Agreement listed in paragraph (a) of Clause 34.3 (Disclosure to numbering service providers) to market data collectors, similar service providers to the lending industry and service providers to such Finance Party in connection with the administration and management of this Agreement and the other Finance Documents.

34.5	Entire agreement

This Clause 34 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

34.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 34.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 34.

34.8	Continuing obligations

The obligations in this Clause 34 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Company under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

35.	CONFIDENTIALITY OF FUNDING RATES

35.1	Confidentiality and disclosure

(a)	The Agent and the Company agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the Company pursuant to Clause 9.4 (Notification of rates of interest); and

(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate, and the Company may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Company, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Company, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

35.2	Related obligations

(a)

The Agent and the Company acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Company undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and the Company agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 35.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 35.

35.3	No Event of Default

No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of the Company’s failure to comply with this Clause 35.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement is governed by the laws of Hong Kong, provided that Schedule 9 (Additional covenants) shall be interpreted in accordance with the laws of the State of New York without prejudice to the fact that this Agreement is governed by the laws of Hong Kong and that such Schedule 9 (Additional covenants) shall also be enforced in accordance with the laws of Hong Kong.

38.	ENFORCEMENT

38.1	Jurisdiction of Hong Kong courts

(a)

The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)	irrevocably appoints Cotai Services (HK) Limited as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ARRANGERS

Global Coordinators and Joint Lead Arrangers

Bank of China Limited, Macau Branch

Industrial and Commercial Bank of China (Macau) Limited

Bank of Communications Co, Ltd, Macau Branch

China Construction Bank Corporation Macau Branch

United Overseas Bank Limited Hong Kong Branch

Sumitomo Mitsui Banking Corporation

The Bank of Nova Scotia

Oversea-Chinese Banking Corporation Limited

Banco OCBC Weng Hang, S.A.

Bank of America, N.A.

BNP Paribas Hong Kong Branch

DBS Bank Ltd.

Barclays Bank PLC

Goldman Sachs Bank USA

Joint Lead Arrangers

Banco Nacional Ultramarino, S.A.

CMB Wing Lung Bank Limited Macau Branch

PART II

THE ORIGINAL LENDERS

Name of Original Lender	USD Commitment (US$)	HKD Commitment (HK$)

Bank of China Limited, Macau Branch	-	3,367,416,000

Industrial and Commercial Bank of China (Macau) Limited	-	3,132,480,000

Bank of Communications Co, Ltd, Macau Branch	-	1,879,488,000

China Construction Bank Corporation Macau Branch	-	1,879,488,000

United Overseas Bank Limited Hong Kong Branch	-	1,174,680,000

Sumitomo Mitsui Banking Corporation	110,000,000	-

The Bank of Nova Scotia	77,000,000	258,429,600

Oversea-Chinese Banking Corporation Limited	40,000,000	-

Banco OCBC Weng Hang, S.A.	10,000,000

Bank of America, N.A.	-	391,560,000

BNP Paribas Hong Kong Branch	-	391,560,000

DBS Bank Ltd.	-	391,560,000

Barclays Bank PLC	-	234,936,000

Goldman Sachs Bank USA	-	234,936,000

Banco Nacional Ultramarino, S.A.	-	234,936,000

CMB Wing Lung Bank Limited Macau Branch	-	234,936,000

PART III

THE LENDERS AS AT THE 2022 RESTATEMENT EFFECTIVE DATE

Name of Lender	USD Commitment (US$)	HKD Commitment (HK$)

Industrial and Commercial Bank of China (Macau) Limited (incorporated in Macau with limited liability)	-	4,682,480,000

Bank of China Limited, Macau Branch (a company incorporated in the PRC with limited liability, with head office in Beijing and permanent representation in Macau)	-	3,367,416,000

Bank of Communications Co, Ltd, Macau Branch (incorporated in the PRC with limited liability)	-	3,364,424,000

China Construction Bank Corporation Macau Branch (incorporated in the PRC with limited liability)	-	1,879,488,000

United Overseas Bank Limited (incorporated in Singapore with limited liability), acting through its Hong Kong Branch	-	1,174,680,000

Sumitomo Mitsui Banking Corporation (incorporated in Japan with limited liability)	110,000,000	-

The Bank of Nova Scotia (incorporated in Toronto, Canada with limited liability)	77,000,000	258,429,600

BNP Paribas, acting through its Hong Kong Branch (a public limited company (société anonyme) incorporated in the Republic of France with the liability of its members being limited)	-	624,060,000

Banco Nacional Ultramarino, S.A. (incorporated in Macau with limited liability)	-	534,936,000

Barclays Bank PLC (incorporated in the United Kingdom with limited liability)	-	428,686,000

Bank of America, N.A. (incorporated in the US with limited liability)	-	391,560,000

DBS Bank Ltd. (incorporated in Singapore with limited liability)	-	391,560,000

Oversea-Chinese Banking Corporation Limited (incorporated in Singapore with limited liability)	40,000,000	-

Banco OCBC Weng Hang, S.A. (incorporated in Macau with limited liability)	10,000,000	-

Agricultural Bank of China Limited Macao Branch (incorporated in the PRC with limited liability)	-	300,000,000

CMB Wing Lung Bank Limited Macau Branch (incorporated in Hong Kong with limited liability)	-	234,936,000

PART IV

THE LENDERS AS AT THE 2023 RESTATEMENT EFFECTIVE DATE

Name of Lender	USD Commitment (US$)	HKD Commitment (HK$)

Industrial and Commercial Bank of China (Macau) Limited (incorporated in Macau with limited liability)	-	4,682,480,000

Bank of China Limited, Macau Branch (a company incorporated in the PRC with limited liability, with head office in Beijing and permanent representation in Macau)	-	3,367,416,000

Bank of Communications Co, Ltd, Macau Branch (incorporated in the PRC with limited liability)	-	3,364,424,000

China Construction Bank Corporation Macau Branch (incorporated in the PRC with limited liability)	-	1,879,488,000

United Overseas Bank Limited (incorporated in Singapore with limited liability), acting through its Hong Kong Branch	-	1,174,680,000

Sumitomo Mitsui Banking Corporation (incorporated in Japan with limited liability)	110,000,000	-

The Bank of Nova Scotia (incorporated in Toronto, Canada with limited liability)	77,000,000	258,429,600

BNP Paribas, acting through its Hong Kong Branch (a public limited company (société anonyme) incorporated in the Republic of France with the liability of its members being limited)	-	624,060,000

Banco Nacional Ultramarino, S.A. (incorporated in Macau with limited liability)	-	534,936,000

Barclays Bank PLC (incorporated in the United Kingdom with limited liability)	-	428,686,000

Bank of America, N.A. (incorporated in the US with limited liability)	-	391,560,000

DBS Bank Ltd. (incorporated in Singapore with limited liability)	-	391,560,000

Oversea-Chinese Banking Corporation Limited (incorporated in Singapore with limited liability)	40,000,000	-

Banco OCBC Weng Hang, S.A. (incorporated in Macau with limited liability)	10,000,000	-

Agricultural Bank of China Limited Macao Branch (incorporated in the PRC with limited liability)	-	300,000,000

CMB Wing Lung Bank Limited Macau Branch (incorporated in Hong Kong with limited liability)	-	234,936,000

SCHEDULE 2

CONDITIONS PRECEDENT

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	The Company

(a)	A copy of the constitutional documents and register of directors of the Company.

(b)	A copy of a resolution of a committee established by the board of directors of the Company (in accordance with the constitutional documents of the Company):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party, together with a resolution of the board of directors of the Company (or an extract thereof) establishing such committee.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)

A certificate from the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(e)

A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	A certificate of good standing in respect of the Company issued by the Registry of Companies, Cayman Islands.

2.	Finance Documents

(a)	This Agreement executed by the Company.

(b)	The Fee Letters referred to in Clause 12.2 (Upfront fee) and Clause 12.3 (Agency fee) executed by the Company.

3.	Legal opinions

(a)

A legal opinion in relation to Cayman Islands law from legal counsel to the Arrangers addressed to the Arrangers, the Agent and to the Original Lenders, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)

A legal opinion in relation to Hong Kong law from legal counsel to the Arrangers addressed to the Arrangers, the Agent and to the Original Lenders, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 38.2 (Service of process) has accepted its appointment.

(b)

A copy of a pay-off letter from Bank of China, Macau branch as administrative agent under the VML Credit Facility confirming that all outstanding loans under the VML Credit Facility have been repaid in full, that any other amounts outstanding under the VML Credit Facility have been paid in full and that all undrawn commitments under the VML Credit Facility have been terminated and cancelled.

(c)

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(d)	A copy of the Original Financial Statements of the Company.

(e)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(f)

Such documentation and other evidence as is reasonably requested by the Agent in writing (for itself or on behalf of any Lender in order for the Agent or such Lender to conduct all “know your customer” and other similar procedures that it is required (or it reasonably deems desirable) to conduct, including, without limitation, under the USA PATRIOT Act (to the extent applicable) and any other applicable anti-money laundering rules and regulations).

SCHEDULE 3

REQUESTS

UTILISATION REQUEST

From:	Sands China Ltd. as borrower

To:	[Agent]

Dated:

Sands China Ltd. – US$2,000,000,000 Facility Agreement

dated [              ] (as amended and restated from time to time) (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to utilise the Facility on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Type of Loan:	[Revolving Loan] / [Swing Line Loan]

[Currency of Loan:	[US$] / [HK$]][1]

Amount of Loan:[2]	[ ] or, if less, the Available [Swing Line][3] Facility

Interest Period[4]:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan].]/[The proceeds of this Loan should be credited to [account].]

Yours faithfully

…………………………………

authorised signatory for

Sands China Ltd.

[1]	Include if proposed Utilisation is of a Swing Line Loan.

[2]	Include amount of Loan in the Base Currency if proposed Utilisation is of a Revolving Loan.

[3]	Include if proposed Utilisation is of a Swing Line Loan.

[4]	Note the Interest Period selected for a Swing Line Loan will be the Interest Period for any Revolving Loan advanced to refund such Swing Line Loan, as set out in Clause 6.2(b) and (c).

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Sands China Ltd. – US$2,000,000,000 Facility Agreement

dated [              ] (as amended and restated from time to time) (the “Facility Agreement”)

1.

We refer to Clause 23.5 (Procedure for transfer) of the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 23.5 (Procedure for transfer) of the Facility Agreement, all of the Existing Lender’s rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Facility Agreement as specified in the Schedule.

3.	The proposed Transfer Date is [ ].

4.	The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 29.2 (Addresses) of the Facility Agreement are set out in the Schedule.

5.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement; and

(b)

that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

6.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 23.1 (Assignments and transfers by the Lenders) of the Facility Agreement.

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8.	This Transfer Certificate is governed by the laws of Hong Kong.

9.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[the Existing Lender]	[the New Lender]

By:	By:

This Transfer Certificate is executed by the Agent and the Transfer Date is confirmed as [        ].

[the Agent]

By:

Note:

It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of all the Finance Documents.

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	[[Agent] as Agent; and

Sands China Ltd. as the Company]

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:	[insert date]

        Sands China Ltd. – US$2,000,000,000 Facility Agreement

dated [     ] (as amended and restated from time to time) (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is an Assignment Agreement. Terms defined in the Facility Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.6 (Procedure for assignment) of the Facility Agreement:

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Facility Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date, the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) of the Facility Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement; and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Assignment Agreement or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

7.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 23.1 (Assignments and transfers by the Lenders) of the Facility Agreement.

8.

This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.8 (Copy of Transfer Certificate or Assignment Agreement to Company) of the Facility Agreement, to the Company of the assignment referred to in this Assignment Agreement.

9.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

10.	This Assignment Agreement is governed by the laws of Hong Kong.

11.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [      ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

Note: It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the assignment/release/assumption of obligations contemplated in this Assignment Agreement or to give the New Lender full enjoyment of all the Finance Documents.

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Agent

From:	Sands China Ltd.

Dated:

                        Sands China Ltd. – US$2,000,000,000 Facility Agreement

dated [        ] (as amended and restated from time to time) (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate.

2.	We confirm that, as at [•]:

(a)	Consolidated Leverage Ratio is [•]; and

(b)	Consolidated Interest Coverage Ratio is [•].

3.	[We confirm that no Event of Default is continuing.]*

Signed:	......................	......................
	Director	Director
	of	of
	[Company]	[Company]

[insert applicable certification language]

…………………

for and on behalf of

Sands China Ltd.

* If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 7

TIMETABLES

	HIBOR Loans	HKD Swing Line Loans	Term SOFR Loans	USD Swing Line Loans

Agent notifies the relevant Lenders and the Company of the details of the Loan in accordance with Clause 5.5 (Loan amount and Lenders’ participation)	T – 3	T – 1	T – 3	T – 1

HIBOR or Reference Rate is fixed	Quotation Day as at 11:00 a.m. in respect of HIBOR	Quotation Day as at 11:00 a.m. in respect of HIBOR	Quotation Day as at 5:00 p.m. (New York time) in respect of the Reference Rate	Quotation Day as at 5:00 p.m. (New York time) in respect of the Reference Rate

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 11.2 (Calculation of Reference Bank Rate)	Quotation Day as at 3:00 p.m. in respect of HIBOR	Quotation Day as at 3:00 p.m. in respect of HIBOR	N/A	N/A

SCHEDULE 8

SUBSIDIARIES

1.	Cotai Ferry Company Limited (Macau)

2.	Cotai Services (HK) Limited (Hong Kong)

3.	Cotai Strip Lot 2 Apart Hotel (Macau) Limited (Macau)

4.	Cotai Strip Lot 7&8 Development Limited (Macau)

5.	CotaiJet 311 Ltd. (Cayman Islands)

6.	CotaiJet 312 Ltd. (Cayman Islands)

7.	CotaiJet 314 Ltd. (Cayman Islands)

8.	CotaiJet 315 Ltd. (Cayman Islands)

9.	CotaiJet 316 Ltd. (Cayman Islands)

10.	CotaiJet 317 Ltd. (Cayman Islands)

11.	CotaiJet 318 Ltd. (Cayman Islands)

12.	CotaiJet 319 Ltd. (Cayman Islands)

13.	CotaiJet 320 Ltd. (Cayman Islands)

14.	CotaiJet 350 Ltd. (Cayman Islands)

15.	CotaiJet 351 Ltd. (Cayman Islands)

16.	CotaiJet 352 Ltd. (Cayman Islands)

17.	CotaiJet 353 Ltd. (Cayman Islands)

18.	Cotaiwaterjet Sea Bridge 2 Ltd. (Cayman Islands)

19.	Sands Cotai East Holdings Limited (Cayman Islands)

20.	Sands Cotai East Holdings Limited (Macau)

21.	Sands Cotai West Holdings Limited (Cayman Islands)

22.	Sands Cotai West Holdings Limited (Macau)

23.	Sands Resorts Travel Limited (Hong Kong)

24.	Sands Venetian Security Limited (Macau)

25.	SCL IP Holdings, LLC (Nevada)

26.	Venetian Cotai Hotel Management Limited (Macau)

27.	Venetian Cotai Limited (Macau)

28.	V-HK Services Limited (Hong Kong)

29.	Venetian Macau Finance Company (Cayman Islands)

30.	Venetian Macau Limited (Macau)

31.	VML US Finance LLC (Delaware)

32.	Venetian Orient Limited (Macau)

33.	Venetian Retail Limited (Macau)

34.	Venetian Travel Limited (Macau)

35.	Venetian Venture Development Intermediate Limited (Cayman Islands)

36.	Zhuhai Cotai Information Services Outsourcing Co., Ltd. (PRC)

37.	Zhuhai Cotai Logistics Hotel Services Co., Ltd. (PRC)

SCHEDULE 9

ADDITIONAL COVENANTS

Save where specified to the contrary, defined terms used in this Schedule shall bear the meanings given to them in this Schedule or otherwise in Clause 1 (Definitions and Interpretation) or Clause 20.1 (Definitions).

Section 1: Definitions

“Attributable Debt” means, with regard to a sale and leaseback arrangement of a Principal Property, an amount equal to the lesser of: (a) the fair market value of the Principal Property (as determined in good faith by the Company’s Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.

“Board	of Directors” means:

(a)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)	with respect to a partnership, the board of directors of the general partner of the partnership;

(c)	with respect to a limited liability company, the Person or Persons who are the managing member, members or managers or any controlling committee or managing members or managers thereof; and

(d)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests (whether general or limited); and

(d)

any other interests or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Consolidated Net Assets” means, as of any date of determination, the consolidated assets, after subtracting all current liabilities, as such amounts appear on the Company’s most recent internally available consolidated balance sheet and computed in accordance with IFRS; provided, that Consolidated Net Assets shall be calculated, at the election of the Company, after giving pro forma effect to any investments, acquisitions or dispositions occurring outside the ordinary course of business and subsequent to the date of such balance sheet, as well as any transaction giving rise to the need to calculate Consolidated Net Assets (including the application of the proceeds therefrom, as applicable).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding, for the avoidance of doubt, accrued expenses, trade payables and hedging obligations), in respect of borrowed money if and to the extent such indebtedness would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.

The amount of any Indebtedness outstanding as of any date shall be:

(a)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

(c)	in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee.

Notwithstanding anything contained in this Schedule 9 to the contrary, any obligation of the Company incurred in the ordinary course of business in respect of casino chips or similar instruments shall not constitute “Indebtedness” for any purpose under this Schedule 9.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Nonrecourse Obligation” means Indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by the Company or any Subsidiary or (ii) the financing of a project involving the development or expansion of the Company’s or any Subsidiary’s properties, as to which the obligee with respect to such Indebtedness or obligation has no recourse to the Company or any Subsidiary or any of the Company’s or any Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Property” means the real and tangible property which is owned and operated by the Company or any Subsidiary having a gross book value in excess of US$300,000,000, provided that no such property shall constitute a Principal Property if the Company’s Board of Directors determined in good faith that such property is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole.

“Significant Subsidiary” means any Subsidiary that (a) contributed at least 10% of the Company’s and its Subsidiaries’ total consolidated income from continuing operations before income taxes and extraordinary items for the most recently ended financial year of the Company or (b) owned at least 10% of Total Assets as of the last day of the most recently ended financial year of the Company.

“Subsidiary” means, with respect to any specified Person:

(a)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(b)

any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); or

(c)

any limited liability company (1) the manager or managing member of which is such Person or a Subsidiary of such Person or (2) the only members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Unless the context otherwise requires, “Subsidiary” as used in this Schedule 9 shall mean a Subsidiary of the Company.

“Total Assets” means at any date, the total assets of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with IFRS.

Section 2: Limitations on Liens

(a)

Neither the Company nor any Subsidiary will, directly or indirectly, incur, assume or guarantee any Indebtedness secured by a Lien on any Principal Property (or the Capital Stock of any Subsidiary that owns a Principal

Property), unless the Company secures the Facility equally and rateably with (or at the option of the Company, prior to) the Indebtedness secured by such Lien for so long as such Indebtedness is secured. The foregoing restrictions do not apply to Indebtedness that is secured by:

(i)	Liens existing on the date of this Agreement;

(ii)	Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation;

(iii)

Liens on any property or Capital Stock of a Person existing at the time the Person becomes a Subsidiary or Liens in existence at the time of the acquisition of the assets encumbered thereby (including, in each case, without limitation, acquisition through merger or consolidation), in each case, which were not incurred in anticipation thereof;

(iv)

Liens on property or Capital Stock acquired, constructed, altered, improved or repaired by the Company or any Subsidiary and created prior to, at the time of, or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment entered into prior to, at the time of or within 360 days) after such acquisition (including, without limitation, acquisition through merger or consolidation), construction, alteration, improvement or repair (or the completion of such construction, alteration, improvement or repair or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the price thereof so long as such Liens are no greater than the payment or price, as the case may be, for the property or Capital Stock acquired, constructed, altered, improved or repaired (plus an amount equal to any fees, expenses or other costs payable in connection therewith);

(v)	Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary; and

(vi)	Liens in favour of the Company or its Subsidiaries.

(b)

The restrictions set forth in paragraph (a) above do not apply to extensions, renewals or replacements of any Indebtedness (and for the avoidance doubt, any successive extensions, renewals or replacements of such Indebtedness) secured by the foregoing types of Liens, so long as the principal amount of Indebtedness secured thereby shall not exceed the amount of Indebtedness existing at the time of such extension, renewal or replacement (plus an amount equal to any premiums, accrued interest, fees, expenses or other costs payable in connection therewith).

(c)

Any Lien that is granted to secure the Facility under this Section 2 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Facility under this Section 2.

(d)	For the avoidance of doubt, an increase in the amount of Indebtedness in connection with any accrual of interest, accretion of accreted value,

amortization of original issue discount, payment of interest in the form of additional Indebtedness with the same terms, and accretion of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness, shall not constitute an assumption, incurrence or guarantee for the purposes of this Section 2, so long as the original Liens securing such Indebtedness were permitted under this Agreement.

(e)

Notwithstanding paragraph (a) above, the Company and its Subsidiaries may, directly or indirectly, incur, assume or guarantee any Indebtedness secured by Liens not otherwise permitted by this Section 2 if the sum of (i) the aggregate of all Indebtedness secured by such Liens and (ii) any Attributable Debt related to any sale and leaseback arrangement permitted under Section 3(b) below does not exceed the greater of (i) 15.0% of the Company’s total Consolidated Net Assets and (ii) US$1.3 billion.

(f)	Any sale and leaseback arrangement incurred pursuant to paragraphs (a), (b), (d), (e) or (f) of Section 3 below shall be deemed to be permitted pursuant to this Section 2.

Section 3: Limitations on Sale and Leaseback Transactions

Neither the Company nor any Subsidiary shall enter into any arrangement with any person to lease a Principal Property from such person (except for any arrangements that exist on the date of this Agreement or that exist at the time any person that owns a Principal Property becomes a Subsidiary) which Principal Property has been or is to be sold by the Company or the Subsidiary to such person unless:

(a)	the sale and leaseback arrangement involves a lease for a term of not more than three years;

(b)	the sale and leaseback arrangement is entered into between or among the Company and its Subsidiaries;

(c)

the Company or the Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant Section 2(a) without having to secure equally and rateably the Facility;

(d)	the lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation;

(e)

the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by the Company’s Board of Directors in good faith) of the Principal Property and the Company applies within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the Principal Property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the Facility and that is not debt to the Company or a Subsidiary, or (ii) the purchase, construction, improvement, expansion or development of other comparable property; or

(f)	the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

Section 4: Limitations on Merger, Consolidation or Sale of Assets

The Company shall not, directly or indirectly:

(a)	consolidate or merge with or into another Person (whether or not the Company is the surviving entity); or

(b)

sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i)

either (x) the Company is the surviving entity or (y) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an entity organized or existing under the laws of Hong Kong, Macao, Singapore, the Cayman Islands, the British Virgin Islands, Bermuda, the Isle of Man, the United States, any state of the United States, or the District of Columbia;

(ii)

the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Finance Documents; and

(iii)	immediately after such transaction, no Default or Event of Default shall have occurred and is continuing,

provided that failure to comply with this Section 4 shall not constitute a Default or an Event of Default if the underlying events or circumstances of such failure constitute a Change of Control (in which case Clause 7.2 (Change of control) shall apply).

SCHEDULE 10

FORM OF QUARTERLY FINANCIAL STATEMENTS

[Inserted: Consolidated Financial Statements of Sands China Ltd.

For the Quarter Ended September 30, 2018]

SCHEDULE 11

COTAI PLAN

COTAI STRIP - COTAI PLAN

Site	Branded Property	Owner/Developer of Site	Casino Ownership / Operation	Timing of Opening

Parcel 1	The Venetian Macao Resort Hotel	Venetian Cotai Limited	Owned and operated by Venetian Cotai Limited (except casino operated by Venetian Macao Limited)	August 2007

Parcel 2	The Plaza Macao, including the Four Seasons Hotel Macao.	Venetian Cotai Limited	Owned by Venetian Cotai Limited and operated by Four Seasons (except casino operated by Venetian Macau Limited)	August 2008

Parcel 3	The Parisian Macao	Venetian Cotai Limited	Owned and operated by Venetian Cotai Limited (except casino to be operated by Venetian Macau Limited)	Estimated September 2016

Parcel 5	Sands Cotai Central, including Conrad, Holiday Inn and St. Regis hotels.	Venetian Orient Limited	Owned by Venetian Orient Limited and operated by Sands Cotai East Holdings Limited, Sands Cotai West Holdings Limited and Starwood, respectively, Casino operated by Venetian Macau Limited	April 2012 (Phase 1) and December 2015 (Phase 2)

Parcel 6	Sands Cotai Central, including two Sheraton hotel towers.	Venetian Orient Limited	Owned and operated by Venetian Orient Limited, except Sheraton hotel operated by Starwood and casino operated by Venetian Macau Limited	September 2012 (Phase 1) and January 2013 (Phase 2)

SCHEDULE 12

LIST OF FINANCIAL INSTITUTIONS

1.	Banco Nacional Ultramarino, S.A.

2.	Banco OCBC Weng Hang, S.A.

3.	Bank of America, N.A.

4.	Bank of China Limited, Macau Branch

5.	Bank of China (Hong Kong) Limited

6.	Bank of Communications Co, Ltd, Macau Branch

7.	Bank of Communications, Zhuhai Gangqu Sub-Branch

8.	Bank of Communications, Zhuhai Xiqu Sub-branch

9.	Bank of Communications, Zhuhai Branch

10.	Barclays Bank PLC

11.	BNP Paribas

12.	China Construction Bank Corporation Macau Branch

13.	Dah Sing Bank Limited

14.	DBS Vickers (Hong Kong) Limited

15.	DBS Bank Ltd.

16.	Goldman Sachs Bank USA

17.	Industrial and Commercial Bank of China (Macau) Limited

18.	Oversea-Chinese Banking Corporation Limited

19.	Ping An Bank Co., Ltd, Zhuhai Branch

20.	Sumitomo Mitsui Banking Corporation

21.	The Bank of Nova Scotia

22.	United Overseas Bank Limited Hong Kong Branch

23.	CMB Wing Lung Bank Limited Macau Branch

SCHEDULE 13

FORMS OF INCREASE

PART 1

FORM OF INCREASE NOTICE

To:	[ ] as Agent

From:	Sands China Ltd. as the Company

Dated:

  Sands China Ltd. – US$2,000,000,000 Facility Agreement

dated [     ] (as amended and restated from time to time) (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This notice (the “Notice”) shall take effect as an Increase Notice for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Notice unless given a different meaning in this Notice.

2.	We refer to Clause 2.1A (Increase) of the Facility Agreement. We hereby request that the Total Commitments be increased by way of additional [USD/HKD]* Commitments as follows:

Proposed Increase Lender[s]	Proposed Commitments to be assumed ([USD Commitment / HKD Commitment])
[•]	[US$/HK$][•]
[•]	[US$/HK$][•]

3.	The Total Commitments after giving effect to such proposed increased Commitment[s] will be in the Base Currency Amount of US$[ ].

4.	The proposed date on which the increase in the Total Commitments in relation to the proposed Increase Lender[s] is to take effect is [ ].

5.	We confirm that each condition specified in paragraph (a)(v) of Clause 2.1A (Increase) of the Facility Agreement is satisfied on the date of this Notice.

6.	This Notice is irrevocable.

7.	This Notice is governed by the laws of Hong Kong.

* Choose applicable currency. Only increased Commitments in one currency may be requested in each Notice. Please use a separate Notice for increased Commitments in the alternative currency.

Yours faithfully

…………………………………

authorised signatory for

Sands China Ltd.

PART 2

FORM OF INCREASE CONFIRMATION

To:	[ ] as Agent; and

Sands China Ltd. as the Company

From:	[the Increase Lender] (the “Relevant Increase Lender”)

Dated:

  Sands China Ltd. – US$2,000,000,000 Facility Agreement

dated [     ] (as amended and restated from time to time) (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This confirmation (the “Confirmation”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement. Terms or expressions defined in or construed for the purposes of the Facility Agreement have the same meaning in this Confirmation unless given a different meaning in this Confirmation.

2.	We refer to Clause 2.1A (Increase) of the Facility Agreement.

3.

The Relevant Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment(s) specified in the Schedule (the “Relevant Commitment(s)”) as if it had been an Original Lender under the Facility Agreement in respect of the Relevant Commitment(s).

4.	The proposed date on which the increase in relation to the Relevant Increase Lender and the Relevant Commitment(s) is to take effect (the “Increase Date”) is [ ].

5.

On the Increase Date, the Relevant Increase Lender becomes party to the Finance Documents as a Lender (if it is not already a Lender with respect to any other Commitment which it may otherwise have in accordance with the Facility Agreement).

6.

The Facility Office and address, electronic mail, fax number and attention details for notices to the Relevant Increase Lender for the purposes of Clause 29.2 (Addresses) of the Facility Agreement are set out in the Schedule.

7.	The Relevant Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (h) of Clause 2.1A (Increase) of the Facility Agreement.

8.	This Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Confirmation.

9.	This Confirmation is governed by the laws of Hong Kong.

10.	This Confirmation has been entered into on the date stated at the beginning of this Confirmation.

THE SCHEDULE

Relevant Commitment(s)/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, electronic mail, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted by the Agent and the Increase Date is confirmed as [        ].

[Agent]

By:

SIGNATURES

THE COMPANY

SANDS CHINA LTD.

By:	/signed/

Name:	Wong, Ying Wai

Title:	Director

Address for notices:

Address:	The Venetian Macao Resort Hotel, Executive Offices - L2
Estrada da Baía de N. Senhora da Esperança, s/n, Taipa, Macau
Email:	dylan.williams@sands.com.mo
Fax:	+853 2888 3382
Department:	Legal
Attention:	Dylan Williams – SVP of Legal and Company Secretary

with copy to:

Address:	The Venetian Macao Resort Hotel, Executive Offices - L2
Estrada da Baía de N. Senhora da Esperança, s/n, Taipa, Macau
Email:	perry.lau@sands.com.mo
Fax:	+853 8118 2999
Department:	Finance
Attention:	Perry Lau – VP of Treasury and Casino Credit

THE ARRANGERS BANCO NACIONAL ULTRAMARINO, S.A.

By:	/signed/

Name:	Sam Tou

Title:	Executive Director

By:	/signed/

Name:	Teren Cheong

Title:	General Manager

BANCO OCBC WENG HANG, S.A.

By:	/signed/

Name:	NG Si Man (A114)

Title:	Head of Corporate Banking

By:	/signed/

Name:	LO Tong Chun (A018)

Title:	Senior Assistant General Manager

BANK OF AMERICA, N.A.

By:	/signed/

Name:	Joyce Chan

Title:	Managing Director

BANK OF CHINA LIMITED, MACAU BRANCH

By:	/signed/

Name:	Mr. Wong Iao kun

Title:	Deputy Director of Credit Administration Department

BANK OF COMMUNICATIONS CO., LTD., MACAU BRANCH

By:	/signed/

Name:	Leng San

Title:	Vice President

BARCLAYS BANK PLC

By:	/signed/

Name:	Ronnie Glenn

Title:	Director

BNP PARIBAS HONG KONG BRANCH

By:	/signed/

Name:	Mary HSE

Title:	Managing Director, Senior Banker,

Coverage Hong Kong

Investment Banking Asia-Pacific

By:	/signed/

Name:	Christophe CERISIER

Title:	Head of Loan Capital Markets, Asia-Pacific

CHINA CONSTRUCTION BANK CORPORATION MACAU BRANCH

By:	/signed/

Name:	Choi, Michael Chung-Nan

Title:	SVP

By:	/signed/

Name:	Ng, Alex Tak Hong

Title:	VP

CMB WING LUNG BANK LIMITED, MACAU BRANCH

By:	/signed/

Name:	Lam Weng Nin

Title:	Deputy-General Manager

By:	/signed/

Name:	Guo Zhihang

Title:	General Manager

DBS BANK LTD.

By:	/signed/

Name:	Gladys Lee

Title:	Executive Director

GOLDMAN SACHS BANK USA

By:	/signed/

Name:	Rebecca Kratz

Title:	Authorised Signatory

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED

By:	/signed/

Name:	Yang Peng

Title:	Chief Officer

By:	/signed/

Name:	Zheng Zhiguo

Title:	Chief Officer

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/signed/

Name:	Cheok Kee Hook Richard

Title:	Head, Real Estate, OCBC Bank

SUMITOMO MITSUI BANKING CORPORATION

By:	/signed/

Name:	Hideo Notsu

Title:	Managing Director

THE BANK OF NOVA SCOTIA

By:	/signed/

Name:	Andy Poon

Title:	Managing Director, Corporate Banking – Greater China and

Chief Executive, Hong Kong Branch and Scotiabank (Hong Kong) Ltd.

UNITED OVERSEAS BANK LIMITED (HK)

By:	/signed/

Name:	Ng Moon Fai

Title:	Executive Director and Head of Commercial Banking

THE ORIGINAL LENDERS

BANCO NACIONAL ULTRAMARINO, S.A.

By:	/signed/

Name:	Sam Tou

Title:	Executive Director

By:	/signed/

Name:	Teren Cheong

Title:	General Manager

BANCO OCBC WENG HANG, S.A.

By:	/signed/

Name:	NG Si Man (A114)

Title:	Head of Corporate Banking

By:	/signed/

Name:	LO Tong Chun (A018)

Title:	Senior Assistant General Manager

BANK OF AMERICA, N.A.

By:	/signed/

Name:	Joyce Chan

Title:	Managing Director

BANK OF CHINA LIMITED, MACAU BRANCH

By:	/signed/

Name:	Mr. Wong Iao kun

Title:	Deputy Director of Credit Administration Department

BANK OF COMMUNICATIONS CO., LTD., MACAU BRANCH

By:	/signed/

Name:	Leng San

Title:	Vice President

BARCLAYS BANK PLC

By:	/signed/

Name:	Ronnie Glenn

Title:	Director

BNP PARIBAS HONG KONG BRANCH

By:	/signed/

Name:	Mary HSE

Title:	Managing Director, Senior Banker,

Coverage Hong Kong

Investment Banking Asia-Pacific

By:	/signed/

Name:	Christophe CERISIER

Title:	Head of Loan Capital Markets, Asia-Pacific

CHINA CONSTRUCTION BANK CORPORATION MACAU BRANCH

By:	/signed/

Name:	Choi, Michael Chung-Nan

Title:	SVP

By:	/signed/

Name:	Ng, Alex Tak Hong

Title:	VP

CMB WING LUNG BANK LIMITED, MACAU BRANCH

By:	/signed/

Name:	Lam Weng Nin

Title:	Deputy-General Manager

By:	/signed/

Name:	Guo Zhihang

Title:	General Manager

DBS BANK LTD.

By:	/signed/

Name:	Gladys Lee

Title:	Executive Director

GOLDMAN SACHS BANK USA

By:	/signed/

Name:	Annie Carr

Title:	Authorised Signatory

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED

By:	/signed/

Name:	Yang Peng

Title:	Chief Officer

By:	/signed/

Name:	Zheng Zhiguo

Title:	Chief Officer

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/signed/

Name:	Cheok Kee Hook Richard

Title:	Head, Real Estate, OCBC Bank

SUMITOMO MITSUI BANKING CORPORATION

By:	/signed/

Name:	Hideo Notsu

Title:	Managing Director

THE BANK OF NOVA SCOTIA

By:	/signed/

Name:	Andy Poon

Title:	Managing Director, Corporate Banking – Greater China and

Chief Executive, Hong Kong Branch and Scotiabank (Hong Kong) Ltd.

UNITED OVERSEAS BANK LIMITED (HK)

By:	/signed/

Name:	Ng Moon Fai

Title:	Executive Director and Head of Commercial Banking

THE AGENT

BANK OF CHINA LIMITED, MACAU BRANCH

By:	/signed/

Name:	Mr. Wong Iao kun

Title:	Deputy Director of Credit Administration Department

Address for notices:

Address:	13th Floor, Bank of China Building,
Avenida Doutor Mario Soares, Macau
Email:	chan_unteng@bocmacau.com / gan_qianyu@bocmacau.com / wong_iaokun@bocmacau.com
Fax:	+853 8792 1659
Department:	Credit Administration Department
Attention:	Ms. Chan Un Teng, Jennie / Ms. Gan QianYu, Jade / Mr. Wong Iao Kun, James